EXHIBIT 99.2

RESTORING TRUST

Report to

The Hon. Jed S. Rakoff

The United States District Court

For the Southern District of New York

On

Corporate Governance For The Future

of MCI, Inc.

Prepared By

Richard C. Breeden

Corporate Monitor

August, 2003

TABLE OF CONTENTS

Executive Summary	1

Introduction	12

SEC Proceedings and the U.S. District Court	13

Good Progress to Date	16

More to Be Done	19

Understanding the Problem	20

Failures of Governance	25

Abusive Compensation Practices	26

A Board That Followed Governance “Best Practices”?	30

How Could This Happen in One of America’s Largest Companies?	34

The Role of Regulation	38

Looking Forward	42

Part I: The Board of Directors	45

Recommendation 1.01. Number of Members of the Board.	49

Recommendation 1.02. Independence Requirements.	50

Recommendation 1.03. Meetings and Commitment.	51

Recommendation 1.04. Separate Independent Sessions.	52

Recommendation 1.05. Special Board Meetings.	53

Recommendation 1.06. Director Training and Retraining.	54

Recommendation 1.07. Mandatory New Directors.	55

Recommendation 1.08. Removal of Directors.	56

II

Recommendation 1.09. Skill Base of Board of Directors.	59

Recommendation 1.10. Standards of Independence.	61

Recommendation 1.11. Change of Status.	62

Recommendation 1.12. Limits on Board Memberships.	63

Recommendation 1.13. Nominations of Directors.	64

Part II: Board Leadership and the Chairman of the Board	69

Recommendation 2.01. Non-Executive Chairman.	72

Recommendation 2.02. Responsibilities of the Non-Executive Chairman.	73

Recommendation 2.03. Term Limits and Performance Review.	74

Recommendation 2.04. Resources.	74

Recommendation 2.05. Qualifications.	75

Recommendation 2.06. Nominations for Non-Executive Chairman.	76

Recommendation 2.07. Compensation of Non-Executive Chairman.	76

Part III: Board Compensation	77

Recommendation 3.01. Board Retainer.	78

Recommendation 3.02. Mandatory Stock Investment.	79

Recommendation 3.03. Long-Term Stock Retention.	79

Recommendation 3.04. Equity Grants.	80

Recommendation 3.05. Advance Disclosure of Stock Transactions.	80

III

Part IV: Executive Compensation	82

Recommendation 4.01. Greater Reliance on Cash Compensation.	87

Recommendation 4.02. Bar Against Retention Payments.	88

Recommendation 4.03. Severance Programs.	88

Recommendation 4.04. Shareholder Approval of Mega Awards.	93

Recommendation 4.05. Limitation of Stock Options.	95

Recommendation 4.06. Long-Term Equity Retention.	96

Recommendation 4.07. Retention of Compensation Consultants.	97

Recommendation 4.08. Mandatory Expensing of Options.	98

Recommendation 4.09. Evergreen Contracts Prohibited.	98

Part V: The Audit Committee	100

Recommendation 5.01. Committee Membership.	100

Recommendation 5.02. Experience Standards.	100

Recommendation 5.03. Meeting Requirements.	101

Recommendation 5.04. Leadership Rotation.	102

Recommendation 5.05. Audit Committee Compensation.	103

Recommendation 5.06. Limits/Independence.	103

Recommendation 5.07. Use of Corporate Aircraft and Other Corporate Assets.	104

Recommendation 5.08. Review of Related Party Transactions.	105

Recommendation 5.09. Annual Review of CFO.	105

Recommendation 5.10. Required Resources for Audit Committee.	107

Recommendation 5.11. Training for Audit Committee Members.	107

IV

Recommendation 5.12. External Audit Oversight.	107

Recommendation 5.13. Internal Audit.	108

Recommendation 5.14. Disclosure Review.	110

Recommendation 5.15. Mandatory Auditor Rotation.	111

Part VI: The Governance Committee	112

Recommendation 6.01. Committee Membership.	112

Recommendation 6.02. Charter/Duties.	112

Recommendation 6.03. Number of Meetings.	113

Recommendation 6.04. Shareholder Resolution Process.	114

Recommendation 6.05. Disclosure Committee Oversight.	114

Recommendation 6.06. Remuneration.	115

Part VII: The Compensation Committee	116

Recommendation 7.01. Committee Membership.	116

Recommendation 7.02. Meeting Requirements.	116

Recommendation 7.03. Leadership Rotation.	117

Recommendation 7.04. Compensation Committee Fees.	117

Recommendation 7.05. Review of Related Party Transactions.	118

Recommendation 7.06. Annual Review of Director of Human Resources.	118

Recommendation 7.07. Required Resources for Compensation Committee.	119

Recommendation 7.08. Training for Compensation Committee Members.	119

V

Recommendation 7.09. External Compensation Oversight.	120

Part VIII: The Risk Management Committee	121

Recommendation 8.01. Risk Management Committee.	121

Recommendation 8.02. Committee Membership.	121

Recommendation 8.03. Charter/Duties.	121

Recommendation 8.04. Number of Meetings.	122

Recommendation 8.05. Remuneration.	122

Part IX. General Corporate Issues	124

Recommendation 9.01. Cash Flow Reporting.	125

Recommendation 9.02. Dividend Policies.	126

Recommendation 9.03. Transparency Policies.	128

Recommendation 9.04. Finance Department Staffing.	130

Recommendation 9.05. Change in Control Issues.	133

Part X. Legal and Ethics Programs.	138

Recommendation 10.01. Ethics Office.	143

Recommendation 10.02. Ethics Pledge.	144

Recommendation 10.03. Legal Department.	144

Recommendation 10.04. Ethics Programs.	145

Recommendation 10.05. Diversity Issues.	146

VI

Executive Summary

“Power tends to corrupt, and absolute power corrupts absolutely.”

Lord Acton

1887

Restoring Trust is not just a study of corporate governance. It is also intended as a blueprint for action. The 78 recommendations in Restoring Trust were developed pursuant to the terms of the Permanent Injunction (the “Permanent Injunction”) issued in November 2002 by the Hon. Jed S. Rakoff of the United States District Court for the Southern District of New York (the “Court”) in connection with the enforcement proceeding brought against WorldCom, Inc. (the “Company” or “WorldCom”) by the United States Securities and Exchange Commission (the “SEC”). The Permanent Injunction and subsequent Orders of the Court required the development of recommendations intended to prevent any reoccurrence of the governance abuses that were instrumental in the collapse of WorldCom. In addition, the Company is required to implement all recommendations of the governance report unless it obtains leave of the Court not to implement a specific recommendation. Thus, Restoring Trust is a study, but it is also a plan of action for changes that will be put into place.

The various investigations of WorldCom that have been published to date have examined how personnel at the Company committed what appears to be the largest accounting fraud in history. Those investigations also outline the governance practices that were followed during the tenure of former WorldCom CEO Bernard J. Ebbers (“Ebbers”). Among other things, the board of directors of the Company consistently ceded power over the direction of the Company to Ebbers. As CEO, Ebbers was allowed nearly imperial reign over the affairs of the Company, without the board of directors exercising any apparent restraint on his actions, even though he did not appear to possess the experience or training to be remotely qualified for his position. One cannot say that the checks and balances against excessive power within the old WorldCom didn’t work adequately. Rather, the sad fact is that there were no checks and balances.

As with some other U.S. companies, the compensation practices of WorldCom allowed lavish compensation, far beyond any rational calculation of value added by senior executives such as Ebbers, the CFO Scott Sullivan (“Sullivan”), or the COO Ron Beaumont (“Beaumont”). Compensation abuse at WorldCom is most vividly symbolized by more than $400 million in “loans” from shareholders to Ebbers that were put in place initially by two directors who were longtime associates of Ebbers. The loans, which are unlikely ever to be repaid (other than the value of some collateral seized and sold by the Company), represented a nearly incredible action by a board that supposedly existed to represent shareholders, but in fact spent much of its time devising ways to enrich Ebbers.

Other compensation practices were also an abuse of shareholder interests. Massive volumes of stock options were granted to Ebbers, Sullivan, Beaumont and other executives, representing hundreds of millions of dollars in value at the time. The board also allowed Ebbers to pay $238 million in “retention” grants to favored executives and employees in 2000, without standards or supervision. Ebbers allocated these grants to whomever he wished, in whatever amounts. The retention program was in effect a giant compensation slush fund.

When Ebbers was finally fired by the board (which did not yet know about the fraud that had been committed, but that did know the Company had massive levels of debt), the board awarded an ad hoc severance program that would possibly have given Ebbers and his wife cash payments during their lives of more than $50 million in cash. The package also gave Ebbers interest subsidies on his shareholder loans that appear to have been worth $30-40 million per year.

Recommendations for Change

Restoring Trust contains 78 individual recommendations. These cover the selection of directors, qualification, conflicts and independence standards for board members, the functioning of the board and its committees, establishment of the position of non-executive chairman, specific limits on compensation practices, equity compensation programs, accounting and disclosure issues, ethics and legal compliance programs and other areas.

The individual recommendations reflect several broad themes. These include:

1.    Establishment of a Governance Constitution for the Company.

Under the recommendations of Restoring Trust the Articles of Incorporation are to be used as a Governance Constitution for the Company. Most of the governance standards of the Company are to be placed in the Articles, where they can only be changed with prior shareholder consent. This represents an important shift of power from the board to the shareholders. The board’s discretion in matters of business oversight remains extensive, but as to the governance rules themselves, shareholder consent will be required in advance for changes to be made.

2.    More Shareholder Communications.

Under the recommendations shareholder votes are required to change governance standards, to approve certain types of compensation programs, and in other situations. The board of directors is required to establish an electronic “town hall” where shareholders will be free to communicate with the board and to propose resolutions for consideration in this electronic facility irrespective of whether the proposed resolution would be allowed under SEC proxy regulations. Resolutions that are adopted through the “town hall” process must be included in the proxy the following year.

3.    Selection of Directors.

Restoring Trust requires a completely new approach for nominating directors. The recommendations require at least one new director to be elected each year. For the first time, a group of shareholders will have the power, if it does not agree with proposed candidates to fill board vacancies, to nominate their own candidates for inclusion in the management proxy statement. This will mean that unless a mutually acceptable compromise is reached, there will be a contested election for filling the vacancies in that year. In that event shareholders will have a genuine choice of whom to select. In addition, there are important qualification standards that any director must meet.

4.    An Active, Informed and Independent Board.

The recommendations seek to prevent the cronyism that existed in WorldCom’s past. There are very high standards for independence of directors, and for director qualifications. With the exception of the CEO, 100% of the members of the board must be fully independent. The Company’s CEO will not be allowed to sit on other corporate boards, and independent directors will be limited to sitting on a maximum of three boards, including that of the Company.

The full board is required to meet at least eight times per year, to hold an annual strategic review, and to attend annual refresher training on topics relating to board responsibilities. Board members are also required to visit Company facilities each year independently of board meetings. The board is required to meet at least annually with the CFO and General Counsel of the Company independently of the CEO, and to meet for some portion of each meeting without the presence of the CEO or any other employee of the Company.

No compensation, consulting agreements, or payments of any kind to directors will be permitted other than board and committee retainers. There will be very strict prohibitions against related party transactions involving board members. Board members will not be eligible to receive equity grants, though they will receive a meaningful board fee in cash and will be required to utilize not less than 25% of fees received to purchase stock of the Company which must be held until they leave the board.

5.    A Non-Executive Chairman of the Board of Directors.

The Company is required to create the position of non-executive chairman of the board. The non-executive chairman has defined responsibilities relating to coordinating the board’s work, chairing meetings, coordinating with committee chairs, organizing CEO and board performance reviews, and similar issues. This position is not involved in management, however, and the CEO remains fully responsible for all management decisions, subject to board oversight.

6.    Active Board Committees.

The Company is required to have an Audit Committee, Governance Committee, Compensation Committee and a Risk Management Committee. The CEO will not serve as a member of any of these committees, so that each is composed entirely of independent directors. There are minimum meeting requirements for each committee, as well as qualification standards, refresher training requirements, and other required activities.

7.    Term Limits and Auditor Rotation.

In the future, directors of MCI will be limited to a maximum term of ten years in office. In addition, the independent auditors of the Company will also be limited to a maximum term of ten years before a required rotation of auditors must occur.

8.    Compensation Limits.

Under the new system, the board will be required to establish a maximum compensation level for any individual in any year without shareholder approval. The recommended starting level is not more than $15 million, though the board will be free to set a lower number. No executive can be granted more than this amount in any year, including cash, equity grants, and all other forms of remuneration, without a vote of the shareholders.

Most “retention” grants are banned, maximum dollar limits are placed on severance awards, and so-called “evergreen” contracts are prohibited. All personal use of corporate aircraft and other corporate assets is prohibited.

9.    Equity Compensation Programs.

The recommendations bar the award of stock options for a five year period, and thereafter until such time as shareholders approve their use in advance. Any stock options granted at any time must be expensed in the Company’s financial statements.

Equity programs will be exclusively composed of restricted stock awards, all of which must be expensed on the Company’s financial statements. A substantial portion of restricted stock must be retained by senior officers until after they leave the Company.

10.    Enhanced Transparency, Internal Controls and Finance Department.

The recommendations suggest that the Company should intensify efforts to develop disclosure practices that will result in transparency of financial information beyond SEC requirements. Specifically, the Company is required to work to develop enhanced reports of cash flows, and to publish a target dividend policy. The initial target will be for dividends equal to not less than 25% of net income annually.

The recommendations call for the Company to intensify its efforts to hire new full time accounting and finance personnel with extensive experience. The recommendations also call for improvements in the Company’s internal audit group.

11.    Legal Compliance, an Enhanced Legal Department, and Ethics Programs.

The recommendations call for the role of the General Counsel’s office to be strengthened, and for existing Ethics Programs to be continued and enhanced. The Existing Ethics Pledge should be required of all new hires, and should be extended to all employees of the Company. Training for employees in ethics, disclosure requirements and accounting issues should be continued and enhanced, and an assessment of the Company’s diversity programs should be performed. Enhanced standards for the Ethics Office and in the legal compliance area are proposed.

12.    Change in Control Devices.

The recommendations propose limits on the types of change in control devices that can be utilized, assuming that the board determines to adopt any such provisions. “Dead hand” poison pills and a staggered board are barred, though “chewable” shareholder rights plans are permitted for a limited period. The objective of any such programs should be to ensure that if any transaction occurs in the future, all shareholders will have an equal opportunity to participate and to share in any control premium.

This executive summary is intended to summarize some of the major areas of reform contained in Restoring Trust. Many of these standards are followed by other companies, though a few, like the process for selecting new directors, will be unique to MCI when put into place. However, in corporate governance it is the totality of the system, not its individual parts, that counts. The totality of the governance system at MCI as a result of implementing all the recommendations of Restoring Trust will be a set of policies and procedures that go beyond what any major public company has in place today. The result will be a stronger, more capable and more independent board of directors, limits on problematic compensation practices, and a much greater emphasis on transparency and integrity in the Company’s internal operations. Shareholders will in the future have a much stronger voice in setting limits of behavior.

In seeking excellence in governance, it is critical is to establish and to maintain the most healthy balance among the legitimate interests of management, the board, shareholders and other stakeholders, including employees. That balance has to be struck in a manner that encourages a strong and high quality board, and an outstanding management team that can pursue business success but also understand and respect limits. For the future MCI desires to achieve business success, but not at the price of diluting the present unrelenting commitment of management to operating with the highest standards of integrity. Greater transparency and improved disclosure will also allow investors to make their own judgments as to how management and the board are performing.

Restoring Trust definitely shifts the balance of power in governance of MCI in the direction of a bit more power and authority for shareholders. This is a measured change, and one that seeks to avoid changing the internal balance of power too much. Rather than more regulation to protect shareholders, these recommendations seek to give more power to shareholders to protect themselves. In view of WorldCom’s history, the recommendations as a whole concentrate on placing limits on the discretion of management and the board of directors to change the rules of the road for governance. However both management and the board must retain discretion to handle business issues as they arise, and the recommendations seek to avoid damaging management’s flexibility to meet the world’s business challenges as they arise.

Hopefully these recommendations, coupled with the strong efforts of the new management team led by CEO Michael Capellas and the new board of directors, will enable MCI to succeed in its goal of becoming a model of excellence in corporate governance. There is a deep commitment at the Company to eradicating the practices of the past that harmed so many, and in their place to follow new standards representing the very best ideas for responsible governance. The recommendations of Restoring Trust will be an integral part of that effort at MCI, and hopefully they may prove of benefit to other companies as well. The entire country has a stake in finding ways to improve what is already a very good system, and to make it even better for the future.

Introduction

“Those who cannot remember the past are condemned to repeat it.”

George Santayana

The Life of Reason, I

The events at WorldCom, Inc. (“WorldCom” or the “Company”) transformed one of the largest companies in America, possessing one of the two largest and most comprehensive communications networks in the world, into the scene of one of history’s largest frauds. In WorldCom’s saga approximately $200 billion in shareholder value was first created, and then destroyed.1 The accounting fraud and governance abuses at the old WorldCom were by any measure reprehensible, and can never be justified. At the same time, WorldCom was then, and is today, an enormous global company with more than 55,000 employees and over 20 million individual and corporate customers who freely choose its services as a competitor. After exhaustive multiple investigations, the fraudulent accounting activities seem to have involved fewer than 100 persons out of the entire employee base.2

With its bankruptcy proceedings likely to be completed shortly, the final chapter of the WorldCom story appears to be one of renewal and rebuilding. With the exception of WorldCom’s competitors, virtually every other participant in the WorldCom case has worked hard to stabilize the Company, to strip it of every vestige of the improper behavior of the past, and to lay a foundation for a new company — MCI.3 The new company is being built around a commitment to create a corporate culture based on transparency and integrity, and to establish

[1]	Tens of thousands of employees lost their jobs as the Company was forced into bankruptcy, and virtually all WorldCom employees lost the entire value of stock held in retirement accounts as well as the value of accumulated equity-based compensation.
[2]	This Report does not speak to any of the most recent allegations by certain of the Company’s competitors regarding call routing practices.
[3]	Pursuant to the provisions of the Plan of Reorganization filed by the Company in its bankruptcy proceedings, the Company will be renamed MCI, Inc. upon its exit from bankruptcy.

a model of excellence in governance to replace the odious practices of the past. While the behavior of the past is now a matter of history, all concerned must share a strong commitment to living by sound principles of governance in the future. Here, consistent actions, not words, will be required for the Company to earn back credibility concerning its governance, financial reporting and business practices generally.

SEC Proceedings and the U.S. District Court

The United States Securities and Exchange Commission (“SEC”) filed suit against the Company immediately following the Company’s admission in June 2002 that its earnings had been overstated by more than $3.8 billion. The SEC’s case alleging a massive fraud was assigned to The Hon. Jed S. Rakoff of the U.S. District Court for the Southern District of New York (the “Court”). Since the inception of the case, Judge Rakoff has closely supervised the enforcement proceeding and he also has put in place a series of controls to prevent further harm to the public interest. These measures included creating the unique position of Corporate Monitor at the suggestion of the SEC, with authority on behalf of the Court to oversee the actions of WorldCom’s management to prevent destruction of documents, dissipation of assets (through excessive compensation or otherwise) or other inappropriate behavior.

The SEC’s enforcement proceeding in WorldCom has itself been highly innovative. The Commission filed charges of fraud against WorldCom almost immediately, after the Company announced the first discovery of the accounting problems, without waiting for a lengthy investigation to be completed. The SEC also sought the imposition of a corporate monitor immediately, which was a highly innovative remedy designed to create effective oversight of potential inappropriate activity immediately. The SEC also eventually sought and obtained far reaching affirmative relief as a part of its settlements with the Company. This relief included the requirement for this governance overhaul, and also the largest financial penalty of its type in history.

In November of 2002, WorldCom and the SEC entered into a preliminary settlement of the SEC’s action. The Company consented to the entry of a permanent injunction (the “Permanent Injunction”) by the Court against future violations of the federal securities laws. The Permanent Injunction also imposed several novel and far-reaching forms of affirmative relief. This relief included requiring (i) a company-wide program of training in accounting, financial disclosure and ethics, (ii) a comprehensive review of the Company’s system of internal controls, and (iii) a review of the Company’s corporate governance “systems, policies, plans and practices” to recommend changes for the future.4

Restoring Trust has been prepared pursuant to the provisions of the Permanent Injunction. It seeks to identify the weaknesses in the Company’s internal governance

[4]	The Permanent Injunction provides that: “[t]he Corporate Monitor, taking note of the report of the Special Investigative Committee and such other input as the Corporate Monitor shall deem appropriate, shall perform a review of the adequacy and effectiveness of WorldCom’s corporate governance systems, policies, plans, and practices. This review will include but is not limited to inquiries into (1) whether WorldCom is complying with recognized standards of “best practices” with respect to corporate governance; (2) whether WorldCom has sufficient policies and safeguards in place (a) to ensure that WorldCom’s Board of Directors and all committees of WorldCom’s Board of Directors (including without limitation the Audit Committee and the Compensation Committee) have appropriate powers, structure, composition, and resources, and (b) to prevent self-dealing by management; (3) whether WorldCom has an adequate and appropriate code of ethics and business conduct, and related compliance mechanisms; and (4) whether WorldCom has appropriate safeguards in place to prevent further violation of the federal securities laws.”

practices that made it vulnerable to the abuses that took place, or allowed them to continue undetected and unchecked for a considerable time. The Report also recommends a large number of corrective steps that will strengthen the governance practices at the Company in the future to safeguard and protect the interests of investors, and the larger public interest in the functioning of one of the country’s largest corporations.

Under the terms of the Court’s orders, the Company is required to implement all recommendations of this Report except where it seeks and receives leave of the Court to do otherwise. Thus, this Report is not another study of corporate action, but rather it is a blueprint for a system of governance. This blueprint will be used by the Company as it emerges from bankruptcy and puts these recommendations into everyday practice.

In a broader sense, the issues considered by this Report go well beyond WorldCom. Fashioning better mechanisms to control abusive compensation practices, self-dealing or business conduct that violates ethical norms or legal standards, while maintaining an ability to take risks and achieve commercial success, is an imperative for every publicly held company. Given the parade of abuses at many companies, these issues should be considered carefully by all public companies in seeking better ways to enhance their own governance practices and business controls.

Good Progress to Date

It is important to note at the outset that the old WorldCom has already disappeared from the scene. In its place the new MCI is embarked on a journey — still far from complete — to establishing a very different corporate culture in which values of transparency and integrity are cornerstones of its renewal and rebirth. Therefore, it is important to study what took place at the old WorldCom to learn its lessons, while recognizing that most core elements of governance have already been improved through actions by the Company’s new management and board of directors. In each case this was done in active consultation with the Corporate Monitor, and under the oversight of the Court. Of course many of these positive steps have to be carried forward to full completion, and other broader reforms recommended herein have yet to be implemented. Nonetheless, cumulatively the changes to date represent a significant improvement that has already taken place. Among other things, the Company has:

•	Recruited a new CEO who was not at the Company during the events at issue, and who brought a reputation for integrity and forthrightness in his leadership skills;

•	Recruited a new President and COO from outside the Company who has more than 25 years of telecom experience;

•	Recruited a new CFO, General Counsel, and director of internal controls, all of whom came from outside the Company;

•	Replaced its entire board of directors who were present at the time the fraud was discovered, thereby removing 100% of directors who were participants in governance under the regime of the prior CEO Bernard J. Ebbers (“Ebbers”);

•	Recruited new and highly qualified independent directors;

•	Consented to the establishment (and continuation) of the Corporate Monitor program, which represents an unprecedented level of independent oversight of management activity;[5]

•	Closed the finance and accounting department located in the Company’s former Clinton, Mississippi headquarters where most of the fraudulent activities were conducted;

•	Hired more than 400 new finance and accounting personnel;

•	Retained a new outside auditor, and commissioned a complete reaudit of the years 1999-2002 to document the Company’s actual performance as best as it can be reconstructed from available records and personnel;

•	Evaluated all corporate assets for value impairment, wrote off all goodwill, and wrote down asset carrying values for property, plant and equipment to achieve a realistic balance sheet;[6]

•	Initiated a widespread and intensive review led by three new directors to identify wrongdoing that occurred, and those who participated. Also funded a separate thorough investigation by the Bankruptcy Examiner and responded to his findings concerning wrongful activities of different types.

•	Terminated dozens of employees, including a number of senior officers, who either participated in inappropriate activities, who appeared to look the other way in the face of indications of suspicious activity, or who otherwise acted in a manner inconsistent with necessary standards of conduct;

•	Agreed to abolish use of stock options in favor of restricted stock with full expensing of the value of equity grants on the Company’s profit and loss statement;

[5]	The Court noted this factor in its recent decision approving the Company’s landmark $750 million settlement with the SEC. The Court’s opinion notes: “The first step in this journey, taken at the very outset of the litigation, was the joint decision of the parties to have the Court appoint a Corporate Monitor to oversee the proposed transformation. While the Corporate Monitor’s efforts were initially directed at preventing corporate looting and document destruction, his role and duties have steadily expanded, with the parties’ full consent, to the point where he now acts not only as a financial watchdog (in which capacity he has saved the company tens of millions of dollars) but also as an overseer who has initiated vast improvements in the company’s internal controls and corporate governance. Few if any companies have ever been subject to such wide-ranging internal oversight imposed from without, but to the company’s credit it has fully supported the Corporate Monitor’s efforts and the strict discipline thereby imposed.” Securities and Exchange Commission v. Worldcom, Inc., No. 02 Civ. 4963, opinion and order at 3 (S.D.N.Y. Jul. 7, 2003) (the “Settlement Opinion”).
[6]	A particular concern and focus by the Corporate Monitor has been working with the Company and its outside auditors to revise its balance sheet to reflect current values.

•	Initiated a thorough review of internal controls to strengthen the Company’s systems and procedures for capturing and reporting financial data, and a widespread program to create a much stronger system;[7]

•	Put in place a new Ethics Pledge program pursuant to which senior officers including the CEO pledge to pursue ethics and integrity, compliance programs and transparency and candor in financial reporting well beyond SEC requirements;[8]

•	Established a new Ethics Office;[9]

•	Commenced a training program for employees on their responsibilities under the federal securities laws, accounting issues that may signal inappropriate behavior or fraud, and ethical issues;[10]

•	Consented to the Permanent Injunction; and

•	Consented to a financial settlement with the SEC under which $500 million in cash and $250 million in stock will be paid into a trust for victims (the “Monetary Settlement”).

The changes that have been made to date were reviewed by the Court in its recent approval of the Monetary Settlement. The Court’s opinion noted:

“The Court is aware of no large company accused of fraud that has so rapidly and so completely divorced itself from the misdeeds of the immediate past and undertaken such extraordinary steps to prevent such misdeeds in the future. While the Court, at the parties’ express request, will continue to retain jurisdiction for however long it takes to make certain that these new controls and procedures are fully implemented and secured, the Court is satisfied that

[7]	Required by the Permanent Injunction. The Company has retained the firm of Deloitte & Touche to assist it in designing and implementing new controls.
[8]	The Ethics Pledge was required by the Court as a condition to the employment agreement of the new CEO, and the Ethics Pledge itself was drafted by the Corporate Monitor. See Appendix A for the full text thereof. Subsequently the Company’s CEO has required all senior officers to “Take the Pledge” as well.
[9]	While establishing such an office is a good step, it does not become significant until the program is adequately staffed and has senior leadership with direct access to the board and the CEO. The Company needs to continue strengthening this program so that it plays a meaningful role in transforming the culture and establishing a robust system of internal ethics review. See Part X of this Report.
[10]	Required by the Court’s Permanent Injunction. The curriculum for this program was developed by New York University and the University of Virginia’s Darden School in cooperation with the Company and the Corporate Monitor.

the steps already taken have gone a very long way toward making the company a good corporate citizen.”11

More To Be Done

Despite the progress the Company has already made, there is more to be done in many areas. To that end this Report suggests further reforms that are needed to prevent any repetition of the past and to help establish MCI as a company following the very best practices in governance. The Report sets forth changes in the nomination procedures for directors, executive compensation practices, operation of the board and its committees, the oversight of disclosure, ethics and internal control programs, and other areas.

Under this Report the Company’s Articles of Incorporation are intended to function as the Company’s Governance Constitution. Amendments to the Governance Constitution should require careful thought and broad support from shareholders before they can be implemented. Where board discretion is limited in this Report, the intent is not to limit discretion in oversight of business operations, but only to limit discretion to amend the governance rules themselves. This shift of relative power to shareholders is intended to protect the governance process from changes that are not acceptable to a majority of shareholders.12 Where boundaries are established to limit management discretion, the intent

[11]	Settlement Opinion at page 5. Under the Monetary Settlement, the Company will place a block of its new equity representing just over 3% of its outstanding shares into a trust to benefit victims of the wrongdoing that took place.
[12]	By putting practices into the Articles of Incorporation rather than the by-laws, a shareholder vote would be required to change or eliminate the provision. This insures notice to shareholders and a full discussion of any proposed change through operation of the SEC’s proxy rules. Because a by-law limiting the discretion of the board could be eliminated or changed by the board without notice to shareholders, by-laws are often not an adequate protection for shareholders. Once a balance of interests between management, the board and shareholders is created, the critical requirements embodying that balance need to be embedded in the Articles.

is to ensure that major structural issues are controlled by the board or the shareholders, though management should have wide discretions on issues of normal operations.

Understanding the Problem

At the outset, one cannot “fix” the “WorldCom problem” until one understands what happened, and how breakdowns in principles of sound governance, among other factors, led to the destruction of its shareholder value. The events at WorldCom had the magnitude they did as the result of a combination of forces and a series of weaknesses that came together and, to a degree, fed on each other.

A long series of acquisitions at profligate bubble era pricing saddled WorldCom with more than $40 billion in debt. Little if any serious effort had been devoted to integrating the acquired companies, contributing to very high levels of overhead as a proportion of revenues and a very weak internal control environment. The combination of high levels of debt and embedded overhead and relatively low levels of tangible net worth put WorldCom in a fragile financial position. An industry-wide downturn in revenues due to declining rates and usage levels13 made WorldCom’s financial posture worse. While it posed as a high growth Company, WorldCom was highly levered and suffered from high cost levels that left it much weaker than investors realized.

At the same time, the board needs reasonable flexibility in responding to takeover bids or other transactions that may require faster action than can be achieved through the shareholder voting process.
[13]	This decline was caused by various factors, including substitution of wireless services for fixed line service and enormous overcapacity. This was also a global problem not unique to WorldCom.

The most widely discussed part of the WorldCom saga was a massive use of improper accounting practices, such as the capitalization of billions of dollars of normal operating costs. The capitalization of “line costs”, misuse of reserves and other accounting tricks resulted in reported profits that were overstated enormously. The best current estimates suggest that income was overstated by at least $11 billion over a multiyear period.14 Among other things the phony accounting created the false impression that the Company’s management was highly successful, and this impression undoubtedly helped the Company raise substantial volumes of investment capital.15 The major analysts such as Jack Grubman (“Grubman”) were busy touting WorldCom’s management and their record, and for the most part analysts did not challenge the believability of WorldCom’s reported numbers.

Another less prominent, but in the end equally serious problem, was the fact that the net worth shown on the Company’s balance sheet was massively overstated. WorldCom reported approximately $104 billion in assets at March 31, 2002, including approximately $45 billion in goodwill16 and $39 billion in the carrying value of its property, plant and equipment

[14]	See Report of Investigation by the Special Investigative Committee of the Board of Directors of WorldCom, Inc., March 31, 2003 (hereinafter called the “Special Committee Report”) for the most comprehensive description of WorldCom’s accounting failures. The final amount of income restatement will not be known until the Company completes revisions to its financial statements for the years 1999-2001, and the first half of 2002. The final figure could be much higher, depending on decisions such as how to allocate the Company’s more than $80 billion asset write-off. It remains to be seen whether it will be possible to complete an audit of the years when the fraud operated, though the Company and KPMG seem to be doing everything reasonably possible to achieve this result. Given that upon emergence from bankruptcy the Company will utilize “fresh start” accounting and most of its historic balance sheet will cease to exist as a result, it is not clear whether reaudited figures for the years 1999-2002 will be relevant to any investor. Future earnings reports will not generally be comparable to historic results for many reasons, thereby making historic earnings data largely meaningless.
[15]	WorldCom could have and should have reported its numbers accurately. Its revenues were in excess of $30 billion per year, and without the overstated income it would have been breaking even or marginally profitable. However, if it had been truthful, its stock would certainly have traded at much lower prices, and there would not have been any justification for the extraordinarily high levels of executive compensation that were awarded. Indeed, had the board realized how poor a manager Ebbers really was, and how much danger he had created, the board might well have sacked Ebbers much sooner than it did.
[16]	Unless one was breathing internet and technology stock ether, most of this goodwill was unlikely ever to have had any defensible economic value.

(sometimes referred to as “PP&E”). When it completes its opening date balance sheet on emergence from bankruptcy, the prior $104 billion in assets is likely to have been reduced to approximately $20 billion.17 The Company has announced that it believes all its goodwill is permanently impaired (i.e., worthless) in value (if indeed such value ever existed), and that its PP&E should be written down by approximately $29 billion. In addition, approximately $11 billion in falsely reported profits, included in retained earnings, never actually occurred and must also be written off net of tax effects.18 Thus, more than 75% of the assets reported on the Company’s balance sheet turned out to be accounting helium rather than tangible sources of net worth.19 From a strict balance sheet perspective, WorldCom’s aggregate debt exceeded its tangible asset value by a significant margin during the years the fraud was operating.

A contributing factor that allowed the books to be deliberately falsified without attracting much notice was that the Company’s internal controls over the preparation and publication of its financial results were dysfunctional at best, and in some areas controls were missing entirely. WorldCom’s accounting systems had not kept pace with the growth in the Company due to its feverish pace of acquisitions and management neglect. Numerous legacy financial systems were being operated by different WorldCom units, and producing consolidated financial statements required patchwork software and significant manual processing. The process of creating ledger accounts and the reconciliation of amounts posted to sub-ledgers and general ledgers for the Company’s external reporting was fragmented and

[17]	This write-off of approximately $82 billion is the second largest in U.S. history, having been surpassed only by the $101 billion in write downs taken by AOL Time Warner in 2002.
[18]	The Company has not determined the exact amount, which would be the total of overstated reported profits net of any income tax offsets.
[19]	Ironically, while the old WorldCom was one of the worst offenders in watering its balance sheet, the balance sheet of the new MCI should reflect current asset values more accurately than many other companies.

disjointed. The weak controls allowed, among other things, substantial adjustments to be made manually at the Company’s Clinton, Mississippi, headquarters without systems to preclude or report these changes. Individuals in the headquarters accounting staff were able essentially to erase or to create numbers without limitations simply by invoking the wishes of either the CFO Scott Sullivan (“Sullivan”) or Ebbers. At the same time accounting personnel in other parts of the Company were not able generally to review what changes were made in Mississippi, thereby minimizing the chance of detection.20

Another element in the disaster was an exceptionally weak accounting and finance department overall. The Company’s accounting and finance functions were fragmented across numerous geographic locations, which made coherent decision making difficult. Financial results posted by operating units were altered after accounts were submitted to senior accounting personnel as part of the final consolidation of accounts. “Top side” or consolidation level entries on the books (such as reserve transfers or capitalization of operating costs) were made by the accounting group that was run by Sullivan. Ultimately these personnel were, of course, controlled by Ebbers.

The overall quality of the senior accounting staff during the period the fraud was operating was abysmal, as suggested by a number of indictments of these personnel and the widespread control issues documented by both the Special Committee Report and by the

[20]	While the deficiencies in controls were very serious, they were certainly not unique to WorldCom. Section 404 was included in the Sarbanes-Oxley Act of 2002 because control weaknesses have been all too common problems.

Company’s new auditors KPMG.21 This weakness in accounting personnel extended to the internal audit department, whose personnel appear to have been substantially inadequate in number, training and experience to conduct the types of thorough testing and review of the Company’s financial results that should have occurred in a company of this size.22

Standing alone, the weak accounting staff, ineffectual internal auditing capability, and poorly linked computer systems and controls should not have led to either the deliberate overstatement of income by more than $10 billion, or the overstatement of balance sheet values by more than $80 billion. The investigative record set forth in the Special Committee Report shows that the overstatement of income in particular was the result of deliberate manipulation and falsification of accounting records centered the Mississippi headquarters. One or more senior officials had to direct personnel to doctor the results, and they had to have sufficient authority to command obedience. These persons had to be willing to lie and to distort the truth, first by relatively small amounts, and later in massive fashion. Whoever was ultimately directing such actions also had to have a motive.

[21]	This was one factor that contributed to the Company’s decision to close its accounting group in Clinton, Mississippi and to rebuild the internal accounting functions at the Company’s new headquarters in Northern Virginia just outside Washington, D.C.
[22]	The internal audit group reported to Sullivan, who apparently kept their efforts focused on operational issues rather than the integrity of controls or the accuracy of financial statements. While both the Special Committee and the Bankruptcy Examiner noted favorably internal audit’s ultimate discovery of the fraud, this came far too late. Furthermore, the ineffectiveness of internal controls documented by KPMG’s identification of material accounting weaknesses should have been discovered by internal audit and brought to the board’s attention long before such a state of control weaknesses was reached. Internal audit thus failed the shareholders badly. While the Company has begun to strengthen its internal audit capabilities, as of the date of this Report this effort has not been completed.

Failures of Governance

Overarching the accounting issues at the Company was a series of deep-rooted failures with the mechanisms of its governance. One cannot say that the checks and balances against excessive power within the old WorldCom didn’t work adequately. Rather, the sad fact is that there were no checks and balances. The failures of governance allowed the reckless pursuit of wealth by the CEO, and his domination of compensation decisions throughout the Company. Indeed, Ebbers as CEO was allowed nearly imperial reign over the affairs of the Company, without the board of directors exercising any apparent restraint on his actions, even though he did not appear to possess the experience or training to be remotely qualified for his position. Within the Company, senior executives knew that wealth primarily through stock options and “retention” grants flowed solely from the dictates of Ebbers, who was allowed to run the Company as if he were running a private family business. Ebbers became an unrestrained force capable of decreeing virtually everything that happened within WorldCom. The Compensation Committee of the board seemed to spend most of its efforts finding ways to enrich Ebbers, and it certainly did not act as a serious outside watchdog against excessive payments or dangerous incentives.

As Lord Acton noted in 1887, “power tends to corrupt and absolute power corrupts absolutely.” This phenomenon certainly seemed to occur in the case of Ebbers and his tenure at WorldCom. There was an arrogance of power that limitless amounts of money could be spent on whatever Ebbers decided to do, whether it was acquisitions at profligate prices or payments to himself and a relatively small circle of senior associates such as Sullivan and the

COO Ron Beaumont. Indeed, it was executive compensation decisions more than anything else that seemed to lay the foundations for the fraud that ultimately transpired, and that represented the worst manifestation of WorldCom’s governance failures.

Abusive Compensation Practices

Along with running an enormous global company, Ebbers apparently was determined to build a large personal business empire as well. In pursuit of his visions of grandeur, Ebbers personally acquired massive tracts of timberlands, the largest ranch in Canada, a super yacht construction firm and major yacht yard, a trucking company, a marina, a hockey team, commercial real estate and a number of motels or hotels.23 Most of these assets were reportedly acquired with bank loans collateralized largely by Ebbers’ holdings of WorldCom stock. The total volume of his personal debt is not known, but it appears to have been somewhere in the range of $500 million to $1 billion at its peak. As far as can be determined, virtually all this debt was collateralized directly or indirectly by Ebbers’ stock in WorldCom.

Thus, the board of directors did not restrict Ebbers from creating a variety of personal businesses that he would need to manage along with WorldCom,24 and Ebbers plunged himself deeply into debt to acquire and run them. Though at the peak of WorldCom’s stock value Ebbers was one of the wealthiest men in America on paper, in later years he seems to

[23]	See, Special Committee Report at 33 and 295.
[24]	Since there was no conceivable benefit to WorldCom’s shareholders from these activities, and since they were paying his lavish compensation, it is unclear why the board allowed Ebbers to have any outside profit making business interests.

have been in debt up to his eyeballs. Ebbers’ WorldCom compensation was critical to keeping his ship of debt afloat.

During the late 1990’s the telecom bubble burst, as all bubbles do. The telecom industry began to suffer serious decline, and stock values began to fall at all telecom companies including WorldCom. This put Ebbers under enormous pressure to stave off margin calls, since they could have led to a forced liquidation of his holdings and potentially to a personal bankruptcy filing. Literally anything that would increase the price of WorldCom stock or slow its rate of decline, such as strong reported earnings, would help relieve the intense financial pressure on Ebbers. At the same time, if WorldCom were perceived as having earnings too low to carry the massive volume of debt Ebbers had incurred in conducting scores of acquisitions, Ebbers would most likely have been financially destroyed.25

[25]	One of the desperation devices utilized by Ebbers to prop up the value of WorldCom stock was the creation of a “tracker stock” for MCI separate from that of WorldCom. By allocating an artificially high level of corporate costs to the MCI results, the relative performance of the WorldCom stock could be made to appear better than consolidated performance. Tracker stocks inherently involve the risk that corporate overhead will be allocated to the tracker or the parent company stock in a manner that will be artificial, thereby making one stock or the other appear to be performing better than would a single parent company stock reflecting all revenues and all costs. This risk with tracker stocks is certainly known in the marketplace, and was noted at the time with respect to the WorldCom/MCI stocks. Since MCI was not in fact run as a standalone independent division but rather shared expenses — notably operation of the network — with WorldCom, market participants would generally have been aware that the relative performance of the MCI tracker would be driven primarily by Sullivan’s and Ebbers’ cost allocation decisions, and not necessarily by performance of the MCI segment of the business. Use of such a flimsy device to try to make WorldCom’s performance appear better than it was demonstrates how much pressure Ebbers felt to prop up the value of his stock pledged to the banks. See, e.g., Haas, Jeffrey, “Directorial Fiduciary Duties in a Tracking Stock Equity Structure: The Need for a Duty of Fairness.” 94 Michigan Law Review 2089-2177 (1996). If Wall Street firms pay more attention to conflict issues than has been true in recent years, “tracker” stocks will not be used often in the future.

As has been extensively reported, Ebbers turned to his longtime associates on the WorldCom board for help in handling his debt.26 Two members of the board, Mr. Stiles Kellett (chairman of the Compensation Committee) and Mr. Max Bobbitt (chairman of the Audit Committee)27 appear to have made the initial decision to use Company funds to extend Ebbers massive personal loans to help support his personal debt.28 Ultimately the program of loans and guarantees grew to more than $400 million, representing a substantial portion of WorldCom’s cash reserves and its net worth, had its balance sheet been accurately reported. Amazingly, at least $50 million of these loans was apparently wired to Ebbers before the board of directors as a whole was even notified.29 Unfortunately, when the full board discovered what Kellett and Bobbitt had done, it ratified the loans and allowed the program to continue and grow.

The loans to Ebbers were not the only compensation abuses. During 2000, the board allowed Ebbers to pay out more than $238 million in “retention grants,” ostensibly to prevent employees from leaving to seek employment elsewhere. While Ebbers and Sullivan each received $10 million in cash under this program, they were also allowed to pay out whatever they wished to favored and especially loyal employees within the Company. Not surprisingly,

[26]	See, Special Committee Report at 292-313.
[27]	Both Kellett and Bobbitt appeared to satisfy the “independence” standards for directors of the time, and might well satisfy current definitions used by the New York Stock Exchange (“NYSE”) and NASDAQ. However, both men had received millions of dollars worth of WorldCom stock when Ebbers acquired predecessor companies. Both men had been involved in business with Ebbers for years, and both owed a substantial portion of their net worth to his actions. This made them uniquely poor choices to represent the interests of WorldCom’s shareholders in exercising oversight responsibilities over Ebbers. As demonstrated by their actions in extending stockholder loans to bail out Ebbers’ personal debts, both men seemed to be more solicitous of Ebbers’ wishes than shareholder interests.
[28]	See, Special Committee Report at 296-298.
[29]	See, Special Committee Report at 298.

this program gave Ebbers and Sullivan an even greater ability to buy personal loyalty at a time when the fraudulent reporting was growing substantially.30

Another serious abuse came in Ebbers’ severance arrangements. After Ebbers had led the Company to the brink of insolvency and been fired by the board, the board granted him a severance award of $1.5 million per year for the rest of his life, and $750,000 per year for the life of his wife after his death, along with other perks such as use of corporate planes and offices and insurance benefits.31 The Ebbers severance package also gave him very substantial interest subsidies on his loans from the Company, and those subsidies appear to have been worth tens of millions annually.32 Of course the loans, the retention grants and the severance largesse came on top of years of compensation awards that made Ebbers, the former high school basketball coach, and Sullivan, the young CFO, two of the highest paid executives in the U.S.

Certainly the largesse for Ebbers was part of a broader pattern across the industry and large U.S. corporations generally of stratospheric compensation levels. There was a generalized problem of lavish compensation for executives of other telecom companies during

[30]	Buying the loyalty or silence of people who might potentially discover and reveal improper practices is a fairly common element of most major frauds.
[31]	When the severance package was granted, Ebbers was 60, and his wife was reported to be 39. If both live to be 85, the cost to WorldCom shareholders for the cash payments alone would have been $53 million.
[32]	When originally extended, Ebbers’ loans were in the form of demand loans. The severance agreement purported to turn these loans into five year term loans. The interest rate to be charged to Ebbers was the lowest rate WorldCom had on any of its borrowings, which was 8-10% less than the highest rates WorldCom paid on its borrowings. Presumably if Ebbers had repaid the amount owed, the Company could have used the proceeds to pay off its highest cost debt. To protect shareholders the rate charged to Ebbers (if any such loans existed at all, which should not have been the case) should have been the higher of (i) the highest marginal cost of borrowed money at WorldCom plus a reasonable spread, or (ii) what Ebbers would have paid to a third party lender plus a spread. If this was the test then the actual interest rate used of just over 2% was at least 10%, and possibly 15%, below a “market rate”. As with many ad hoc severance packages for executives who were discharged for performance reasons, this opulent package, which could possibly have cost shareholders a quarter billion dollars, did not benefit shareholders in any way whatsoever.

the feverish years of the telecom bubble. CEOs throughout the industry were awarded enormous levels of aggregate compensation, driven principally by “mega” stock option awards. The correlation between the economic value created by executives and their compensation appears to have largely disappeared in the telecom world of the late 1990’s, if it ever existed.

A Board That Followed Governance “Best Practices”?

Despite the record of its inability or unwillingness to control Ebbers, WorldCom seemed to meet most of the governance standards of its time. Indeed, in several areas WorldCom exceeded the accepted norms of “best practice” in corporate governance, even though there was little if anything about its governance that was “good” in reality. This illustrates the fact that good governance is not achieved by simply adhering to “checklists” of recommended “best practices,”33 but is a more complex equation that is highly dependent on the attitudes and actions or inactions of the people involved. While not found in most descriptions of director qualifications, “backbone” and “fortitude” may be the most important qualities needed by a director of a public company.

At least 80% of WorldCom’s directors during the Ebbers era would probably meet today’s standards for director independence, as well as the standards of the time. However

[33]	Until the passage of the Sarbanes-Oxley Act in 2002, the standards of “best practice” were largely driven by listing requirements of the NYSE and NASDAQ, with only a few areas subject to SEC proxy rules. Listings are an area of intense competition between the exchanges, which means that any exchange rule must be palatable to management of big companies. Thus, the governance standards of the exchanges have generally historically been “best practices that management agrees to follow” and not too much more. In the wake of Enron and WorldCom, the NYSE in particular seems to be becoming tougher and more realistic in its approach, but it remains to be seen if this is a temporary phenomenon. To date the exchange governance standards have not gone much beyond what is politically correct thinking among corporate CEOs.

many of these “independents” had been associated with Ebbers for years, and some owed most of their personal net worth to his actions. Thus several of the “independent” directors were independent in form only. This demonstrates the need for more realistic standards of what constitutes independence, and what events should be disqualifying for independence purposes.

Another area of superficial compliance with “best practices” was the proportion of outside directors on the board. Currently the NYSE proposes to require only 50% of the board to be independent, and at least to outward appearances WorldCom exceeded this standard.34 WorldCom was also one of the few U.S. companies that had adopted the practice of separating the roles of Chairman and CEO. WorldCom’s board had the recommended committees, and in outward form conducted itself in accordance with most if not all formalities suggested by governance checklists.

Unfortunately, WorldCom satisfied the form of governance and not its substance. WorldCom had a few excellent and experienced directors who would not have tolerated marginal accounting practices, let alone fraud, if they were fully informed. Directors did not receive warnings of trouble from the outside auditors, and the Audit Committee did very little work in proportion to the size and complexity of the Company. The board was not performing its own systemic risk analyses. With a deliberate fraud being conducted by insiders at the Company, with weak internal controls and an ineffectual outside audit team, the outside directors had little if any chance of detecting the fraud. To some degree the board

[34]	For much of the relevant time, the board appeared to have a 6 to 4 balance of “independents” compared to insiders. However, at least 4 of the 6 “independents” had longtime ties to Ebbers and as a practical matter did not act independently until it was too late.

may also have been blinded by a philosophy that a rising stock price was proof that all was well, as well as by the constant hype from Grubman and other analysts.

Eventually the board terminated Ebbers, though that action came far too late to prevent the ruin of stockholders. While it is not clear that the independent directors could have discovered the fraud, WorldCom’s board didn’t do many things that might have prevented or limited the tragedy. For example, the board does not appear to have been adequately involved with the Company and its personnel. On average the board met quarterly, and the meetings were largely filled with formal presentations to the directors and other routine exercises, including Ebbers’ opening prayer. These relatively infrequent meetings did not involve substantial amounts of time.35 Even meetings that were intended to review significant issues such as multibillion dollar acquisitions seem to have been conducted in a perfunctory manner.36 This was sufficient for blind ratification of actions, but not sufficient for informed, independent decision making.

The Audit Committee most vividly exemplified the board’s inadequate time commitment. According to both the Special Committee Report and the Bankruptcy Examiner, the Audit Committee spent as little as three to six hours per year in overseeing the activities of a company with more than $30 billion in revenue, while the WorldCom Compensation Committee met as often as 17 times per year. This level of activity by the Audit Committee was consistent with “going through the motions” rather than developing a

[35]	Quarterly meetings are not necessarily inadequate, depending on a company’s situation. WorldCom was, however, a very large, complex and risky enterprise. The board meetings were both infrequent and relatively brief in duration. This combination proved wholly inadequate to identify and control WorldCom’s risks.
[36]	See, Second Interim Report of Dick Thornburgh, Bankruptcy Court Examiner at 7, 8, 23-24, 30, 34-36, 42, 52, 55-56, 62-63, 64 (hereinafter called “Thornburgh II”).

thorough understanding of the accounting policies, internal controls and audit programs in use at the Company. For example the Special Committee Report suggests that the members of the Audit Committee did not understand either that Arthur Andersen had determined the Company to be a high risk audit engagement, or the fact that Andersen was using a very limited controls assessment form of audit, assuming that Arthur Andersen properly communicated this information to them in the first place.37 It does not appear that either the Company’s internal audit department or the Audit Committee perceived the widespread serious weaknesses in the Company’s internal controls over external financial reporting.

Lack of time commitment was not the board’s worst failing. Despite having a separate Chairman of the Board and independent members, the board did not act like it was in control of the Company’s overall direction. Rather than making clear that Ebbers served at the pleasure of the board, and establishing reasonable standards of oversight and accountability, the board deferred at every turn to Ebbers.

Ebbers controlled the board’s agenda, the timing and the scope of board review of transactions, awards of compensation, and the structure of management. He ran the Company with iron control, and the board did not establish itself as an independent force within the Company. The Chairman of the Board did not have a defined role of substance, did not control the board’s agenda, did not run the meetings and did not act as a meaningful restraint on Ebbers.

[37]	See generally Special Committee Report at 26-27, 30-31, 226-227, 231-232, 291. See also Thornburgh II at 11-12, 200, 205, 211.

Another area that was strikingly absent on the board was a meaningful involvement in risk assessment. As WorldCom did acquisition after acquisition, its risk posture grew more complicated and required much more careful attention. For example, liquidity risks expanded as the Company’s debt burden grew higher and as revenues ultimately weakened. There is no indication that the board analyzed how the enormous debts being accumulated by the Company in acquisitions would be carried and ultimately retired. Control risks also grew exponentially as new companies were acquired and management failed to integrate systems, networks, commission plans or other areas of operations. Long range assessment of risks and review of management’s plans for controlling risk did not seem to exist in either traditional telephony or data markets. Internet planning in particular appears to have failed to address cost issues or the possibility of slower than expected growth, though the Company was betting tens of billions in investment predicated on executives’ wild guesses about internet growth.38 Though wireless substitution was then and is today one of the most serious risks for WorldCom, even this was not the subject of serious risk analysis by the board.

How Could This Happen in One of America’s Largest Companies?

Having the right people in place is critical to good governance at any company. As vividly demonstrated by the old WorldCom, complying with the formalities of governance administration is not enough to produce a good outcome. WorldCom met the formal

[38]	While the old WorldCom lacked either the analytic capacity or the interest to evaluate its costs and risks in these areas, it did possess outstanding technological resources and personnel. The Company and some of its personnel, notably Vinton G. Cerf, were integrally involved in the creation of the technology and data protocols that made the internet possible. The Company remains today perhaps the most technically sophisticated telecom company, and its leading market share in the transport of data on a global basis reflects its heritage in developing innovative technology and applying that technology to the benefit of customers. See generally, Holman W. Jenkins, Jr., “Internet Telecom Wars”, Wall Street Journal, August 6, 2003, page A13.

standards, and yet the board did not take action to limit Ebbers’ power. Formalities were usually observed, and yet no director said “no” when the Ebbers loans of $408 million came before the board, no director said “no” to the $238 million retention plan giveaway, no director said “no” to grants of massive volumes of stock options, and no director appears to have questioned Ebbers’ competence and fitness to serve as CEO until the disaster was unavoidable. The board failed to understand WorldCom’s risks — including Ebbers character and competence issues — or to design adequate risk control policies. Beyond that the corporate culture under Ebbers did not reward efforts to reinforce legal compliance, ethics, internal controls, transparency, diversity or individual responsibility.. Revenue growth and personal compensation were the exalted elements in the Ebbers corporate culture, and he demanded obedience above all other things..

Members of a board need to work closely with the CEO, and support his or her overall efforts. Confrontation and dispute are not conducive to a successful company, and positive chemistry among the members of a board and between the board members and the CEO is very important. At the same time, the CEO must understand that he or she is truly accountable to the board, and the board must be willing to implement that accountability if conditions warrant intervention. The board in turn must recognize its profound obligations to shareholder concerns and shareholder interests. Someone on the board has to be prepared to object if management does not observe rules of good behavior, if management seeks excessive compensation, or if management is creating unacceptable risks.

Without strong and well-informed board members, the chances of the board using either persuasion or formal powers to head off trouble before it becomes too serious are remote. This can make any company vulnerable to damage that a strong board might prevent. The WorldCom history suggests that creating a system of healthy checks and balances on management power requires a board that is informed, involved and willing to exert independent power, particularly in the areas of compensation and risk.

One of the most important contributions that a strong board can make is the selection of an outstanding senior management team, and then working with that team to achieve shareholder goals. Where the senior management team is compromised of individuals with both business skills and healthy sensitivity to norms of proper behavior, it will be much easier for the efforts of all to be kept focused on creating value rather than simply avoiding wrongdoing. It isn’t enough for a company to have good ethics, it must also succeed in the marketplace, and the reverse is also true.

While most people agree that “healthy governance” is vital to any public company, there are significant differences when people seek to identify exactly what practices should be followed. There are also significant differences in the capabilities of individual boards due to the varying composition and skills of individual board members. So, while it is relatively easy to point at the unhealthy practices at WorldCom, Enron, Elan, Royal Ahold, Credit Lyonnais, Adelphia, Tyco, or other companies in the U.S. and around the world that have experienced major accounting frauds or serious breaches of fiduciary duties, it is far more difficult to prescribe a foolproof preventative for these ills.39

In recent years even very large companies have seen a rise in aggressive practices that boards failed to stop.40 The willingness of Enron’s board to suspend its code of conflicts to allow the CFO and other finance department personnel to participate in financial schemes with a personal financial interest contrary to Enron’s is emblematic of this problem. Rather than summarily rejecting such a serious breach of normal restraints that would create inherent risks to the company, the board went along with management. This happened even though the idea that an audit committee or the full board could police complex financial deals on a case by case basis was quite impractical.41 The Enron board also allowed management to pursue highly aggressive accounting policies and woefully inadequate disclosure practices. Indeed, more than a few companies during the bubble era appear to have gotten into the practice of either hyping or smoothing income, sometimes with board acquiescence.42 Though WorldCom was far from alone in having aggressive practices pushed past a board

[39]	This is even more true when dealing with CEO compensation practices and the difficulty of establishing a reasonable balance between value contribution and aggregate rewards.
[40]	The areas of accounting practices, compensation and related party transactions have been particularly common trouble spots.
[41]	Case by case review of transactions — particularly those that are complex and occur in a compressed time cycle — is an alternative to outright prohibition. Both techniques are widely used in government regulatory programs. Case by case review of “acceptable” versus “unacceptable” conflicts with the CFO would have required a large analytical and enforcement staff that boards just don’t have. Making any reasonably accurate assessment of that issue would have required the board or the audit committee to commit hundreds of hours to detailed review of complex transactions. Since shareholders have nothing to gain and everything to lose from related party transactions and personal financial conflicts among officers and the company, most companies simply prohibit all such conflicts.
[42]	See, for example, recent press reports concerning efforts to manage the timing of recognition of gains and losses at Freddie Mac. While serious fraud is generally rare in large U.S. public companies, efforts to inflate reported income or to manage reported earnings to meet market expectations are much more common. Income management and aggressive accounting practices are at a minimum both steps on the road to fraud, and often constitute actual fraud. Boards should never condone such practices on any expectation that they will prove benign over the long term.

that was too trusting of management’s integrity, this is not a justification for the lack of board action. In this area, blind faith is not an acceptable standard of board caution.

The Role of Regulation

Regulation is a blunt and only partly effective tool in the governance field, other than for after-the-fact enforcement actions. That is not to say that regulation doesn’t have a vital role to play. Disclosure standards in particular can deter or expose abusive practices, and are intended to give shareholders vital information so they can judge how well the board is discharging its duties. Many of the provisions of the Sarbanes–Oxley Act — such as officer certifications, bans on loans to officers, mandated audits of internal controls and others — have substantially improved the regulatory structure in areas where too many boards historically failed to act. While Sarbanes–Oxley has been criticized in some quarters, there can be no doubt that it addresses some of the very problems presented by this Company’s history.43

However, regulation generally operates after abuses have already occurred. Government will rarely be in a position to stop abuses before they occur, or before it is too late to protect shareholders, bondholders, employees and other interested parties from serious economic losses. Government regulation is also less and less efficient when issues become more subjective and less clear-cut. Enforcement actions provide essential deterrence and

[43]	As with other major legislation covering significant new territory, there are provisions of Sarbanes–Oxley that will benefit from either clarifying regulations or from exemptive actions. In the main, however, it filled regulatory voids that made the U.S. system unnecessarily vulnerable to fraud and other forms of corporate conduct that undermine investor confidence, and thereby market efficiency and economic growth.

important punitive sanctions, but enforcement actions can never be a substitute for healthy internal governance practices. In contrast, boards of directors, outside auditors and outside counsel are the gatekeepers of behavior standards who are able to prevent damage before it occurs if they are alert, and above all if they are willing to act when necessary.

A common denominator in many of the major frauds has been the failure of these gatekeepers to stop improper practices at the outset. Sometimes the gatekeepers were unaware of the details of what management was doing (this may have been the case at WorldCom).44 Other times the gatekeepers were too trusting in accepting management rationalizations for practices that proved far more risky than the board might appreciate. Still other times, typically in the compensation area, boards simply went along with unnecessarily large programs that created powerful incentives for managing or inflating reported earnings. Finally, all too often the judgment and actions of outside accountants and counsel were tempered due to the magnitude of fees generated by powerful clients.

A strong board composed of experienced individuals with good character and a willingness to act on their principles will help prevent most governance problems, as will having a strong and ethical management team. Unfortunately, having such a board or management team cannot be simply legislated. Rules of conduct and behavior definitely help in raising trip-wires against inappropriate actions and in creating warning devices for the board members as to overall corporate tone and culture, and also about behavior issues with

[44]	However, boards have to shoulder part of the blame if they are successfully kept in the dark. Boards need to be sufficiently interactive with managers to maximize the chances that they will be warned of practices that may be troubling employees. Boards also can minimize chances of unforeseen problems by their selection of strong audit and legal teams.

specific individuals. However, the board in a large company like WorldCom is far removed from most employees, and it can easily be unaware of many problem situations until they have grown to a serious dimension. Requirements for meetings, training and education can help retain board vitality over time, and can enhance board awareness of important developments inside and outside the company.

Despite all of these benefits from healthy standards, there are intangibles to governance that are impossible to define in legal documents. In any company, managers and directors take actions in response to developments, and individuals can only really be truly evaluated based on the record of those actions or inactions.45 There is also a dynamic quality to governance in that an effective board and workable checks and balances have to exist not just at any given point of time, but must be maintained as the company and its business evolve.

Therefore, it is important to have specific standards or rules (in effect, internal regulation) to prohibit behavior that creates the most serious risk to shareholders, such as related party transactions. Certain basic principles, such as the need to prevent conflicts of interest, need to be embodied in internal rules that then must control the relationship of officers and directors to their company at all times. These fundamental limits should not be waivable. In other cases more general standards or guidelines will need to be used to provide

[45]	This is why the principle of accountability for individual behavior is one of the most important standards for any company.

more flexibility and to allow for case by case decisions.46 In these areas it is important to identify the guiding principles and standards for measuring discretion so that expectations can be properly framed. Setting forth applicable governance principles is a very healthy exercise for any board to identify why particular standards exist, and how and why expectations of behavior within the company are set and enforced.

Ultimately, any group of individuals will be challenged from time to time, whether they comprise a nation, a business, a university or any other human institution. Challenges come, and hopefully most often the individuals with responsibility rise to the occasion and do what is necessary to resolve the challenge successfully. “Doing the right thing” is critical, even though people may have different views of what the right thing is when called upon to decide. When the old WorldCom board was challenged by Ebbers’ demands for absolute control, and for personal enrichment beyond any reasonable basis, it was not able to meet those challenges successfully. Its failure when challenged may have been because board members didn’t perceive the issues, or the ramifications of their actions. Or, the failure to act may have been because they understood the issues but lacked the will necessary to take corrective action. While it is all too easy in 20/20 hindsight to criticize, it is vastly more difficult in practice for any board to be sure that it has all the information it needs, and that it will spot problems before it is too late. Knowing when and how to act and being willing to do so are often subtle and difficult questions.47

[46]	Rules against related party transactions, for instance, are an example of standards that should be the subject of absolute prohibitions. Rules regarding travel and entertainment expenses are an example of an area where determining what is appropriate may require review of specific facts and circumstances.
[47]	In the case of Ebbers and his loans, the issues were anything but subtle.

Looking Forward

This Report contains dozens of reforms to specific practices in the selection and operation of the board of directors, in the compensation practices of the Company, in the establishment and maintenance of internal controls, in the process of risk management, and in the Company’s dealings with its shareholders, to name a few. Some of the suggestions will constitute “rules” of internal operation, and others are guidelines intended to be interpreted and fleshed out by the board over time. The question of how much flexibility the board should have is a part of every individual recommendation. As noted above, many of these recommendations are proposed to be included in the Articles of Incorporation in order to require shareholder action before any such recommendation could be changed. This is a departure from traditional practice in which most detailed governance provisions are included in by-laws, but this has been done to give shareholders the ultimate say in future changes. In each case the Report seeks to explain why a particular recommendation has been made, and what it is seeking to accomplish.48

A broad theme of this Report is that in establishing the most healthy balance of authority and responsibility among the shareholders, the board and management over a long period of years, increased direct consultation with shareholders would be beneficial. Rather than more regulation by government to protect shareholders, this Report calls for more democracy for shareholders so that they can more effectively protect themselves. In large part this requires mechanisms to allow shareholders to make a board aware of their concerns

[48]	The Report assumes compliance with all federal and state laws, including every provision of Sarbanes–Oxley and its implementing regulations in addition to these recommendations.

quickly and forcefully. The more truly representative the board is of shareholder concerns, the more one can justify greater discretion in the board.

Of course “shareholder activism” is not a panacea for governance ills. This is particularly true when dealing with institutional investors that may or may not fully represent their own beneficiaries’ interests, to say nothing of the fact that a large shareholder may not represent the views of small shareholders. Large shareholders with interests approaching a control level have their own financial interests that may at times diverge from the interests of small holders. Some shareholders may disregard governance issues and simply “vote with their feet,” while other shareholders may have a long term investment objective. There is simply not any congruity of interests among all shareholders, or unanimity of opinion on how governance or business issues should be handled. Therefore, changing the balance of power in favor of larger shareholders must be approached with caution and restraint. Nonetheless, imperfect input from shareholders is better than no input, and more vigorous shareholder input to the board will be constructive in virtually all cases. Strong opportunities for the shareholder’s voice to be heard are likely to improve the balance and positively inform decision-making in almost every situation.

Increasing the power and voice of major shareholders in a carefully controlled manner will improve the operation of checks and balances against excessive executive power. Bringing the observations of the largest stakeholders more directly into the process of selecting directors will reinforce other recommendations in this Report that are designed to encourage greater vigilance and greater independence of thought and action among board members.

This Report points WorldCom’s governance in a useful direction, but over time these directional indications have to be embodied in the culture of the Company and all involved with it. There is no “silver bullet” that will make governance sound and reliable. Ultimately, the quality of governance depends on the quality, experience, determination and attitudes of all senior members of management and the board. If there is a shared consensus on the importance of responsible and informed governance, and a willingness to act on these principles rather than merely talk about them, then the procedures in place will have real meaning. Without such a shared determination to live by standards of excellence, then no set of rules can guarantee success. Ultimately the quality of the men and women who operate the company, sit on its board, and hold its shares, and their ability to work together for the common good, are critical to success. In the corporate setting, governance needs to be highly collegial, and animated with a determination to promote business success without sacrificing important governance principles. So, theory and practice are both important, and as the landscape changes, all concerned must work together to keep the system fresh, vital, and effective in meeting the needs of all.

Perhaps more than speeches from lawyers, every board can use a curmudgeon or two, and every company needs a few people who have a keen sense of smell.49

[49]	In general, healthy skeptics make better directors than cheerleaders.

Part I: The Board of Directors

The Directors at the old WorldCom had a range of background, experience, qualifications and outlook. A few of the board members had extensive business, corporate governance and legal experience that would equip them to be members of the board of a company of WorldCom’s size and scope. Others had few apparent qualifications to sit on the board of a major company other than longstanding personal or business ties to the CEO. None of the directors had been suggested by major shareholders other than Ebbers. Thus, the board included a heavy dose of cronyism with a bit of professionalism. The board also contained distinct “camps” of legacy WorldCom and legacy MCI directors.

Some members of the board were persons of outstanding character. The board also included at least one member with outstanding legal knowledge and sensitivity to the importance of a strong corporate commitment to legal compliance. Paradoxically, the board did not seem to be aware of how fragmented and weak the legal department was within the Company. The board also apparently was unaware of the fact that Ebbers had expressed disdain for legal compliance and ethical concerns. In any event the board did not put its influence behind legal or ethical systems, or to help set a “tone at the top” that would emphasize integrity, legal compliance and transparency.

The experience of the WorldCom board and its unrestrained fealty to Ebbers, particularly in matters of compensation, suggests several broad lessons:

•	Mere experience and resume value in a board member are not sufficient to protect shareholder interests. Board members must be willing to commit substantial amounts of time to learning the company and its risks, and to participating actively on the board. They must be willing to ask probing questions, and to exercise independent judgment on behalf of shareholders. They must be individuals willing to disagree with the CEO if necessary, as well as working jointly to build a successful company.

•	Board members have a critical role in helping set the culture of the company by actions or inactions of the board as to matters of ethics, integrity, transparency and responsiveness to shareholder interests.

•	Board members must not serve so long that they lose their perspective as representing the outside shareholders.

•	The board itself will benefit from leadership that is independent of the CEO, and this person must work constructively to help board members stay focused and engaged. A separate board Chairman is most important in times of stress to facilitate board discussions and to help frame issues for consideration when the board must act to protect shareholders, including firing the CEO when necessary. Board members must routinely hold private discussions without the presence of the CEO or any employee.

•	Compensation issues are among the most pivotal decisions the board is called upon to make regularly, and can quickly signal board abdication of shareholder interests.

•	Compensation is usually alleged to be “aligned” with shareholder interests through use of large grants of free stock options. However, all too often the “alignment” is flawed in allowing substantial compensation without meaningfully superior results.[50] Board members need to create and enforce a compensation system that rewards superior performance, not incumbency, and that creates long-term incentives that are genuinely aligned with shareholder interests. Compensation must be competitive to attract and retain the best people. At the same time, compensation needs to avoid specific abuses like “autopilot” formulas,[51] and needs a direct link to long term performance.

•	Other than their interests as ordinary shareholders, board members must have absolutely no personal financial interests in, or financial dealings with, the company. No planes, options, bonuses, consulting contracts, retirement plans, sweetheart contracts, or large contributions to charities associated with directors

[50]	Performance measures should relate to such real indicators of economic growth, such as levels of earnings and results compared to peers, market share growth, return on assets or investment, cost levels or similar factors.
[51]	Autopilot formulas are quite common in senior executive packages. Agreements to award not less than “two times base and bonus” annually in equity, for example, are contrary to the principle of linking compensation to performance, and in fact take authority away from the board. In some years an executive may deserve a grant of zero times base and bonus in equity, or 15% of base rather than 200% of base and bonus, depending on performance. Autopilot formulas generally represent abdication of a board’s oversight.

should be allowed. At the same time director fees should be meaningful, and must reflect both the time commitment and risks for directors.

•	Board members need to have their knowledge of accounting rules, SEC disclosure requirements, ethics, compensation practices, and responsibilities to shareholders refreshed annually, just as other professions require continuing professional education.

•	Board members need to be involved in the life of the company, visiting major facilities regularly, interacting with a range of senior and mid-level staff, and also discussing issues with major shareholders periodically.

•	The board needs support to help understand what analysts, investment managers, institutional shareholders, journalists and other outside observers are saying about the company and its risks.

•	Board members need to focus on overseeing the management of the company and assessing its major risks. The board’s role does not include trying to manage the stock price or to micromanage operating issues.

These and other principles or observations from past experience are easier to state as generalities than they are to embed into the life and culture of any company. It is one thing to agree that compensation should not be excessive, but it is another to determine where to draw the line, particularly if other companies are awarding excessive compensation themselves.

Typically boards are left with extremely broad discretion to establish and to change internal governance standards at will. Most specifics of how the board operated at the old WorldCom were embodied in the by-laws or in informal decisions of the board. As a practical matter this meant that Ebbers decided most of these issues through his control over meetings and agendas.

One danger of a system in which governance standards are left to unlimited board discretion is a risk of incremental deterioration over time. Even if a given board has outstanding members and the best intentions, over time there is no real guarantee for shareholders that the board will not backslide in its level of activity and vigilance, perhaps even without realizing it.

Though Articles of Incorporation are usually vague and unspecific by design, this Report proposes a very different approach of using the Articles as the Governance Constitution for the Company. By embedding the basic structure and practice of governance into the Articles, shareholders will acquire a much stronger level of protection against informal, unannounced or unintentional dilution of governance procedures. This is not intended to show any lack of confidence in the new board, or in the good intentions of all now involved with the Company. However, governance processes are matters of the stability of the Company as an institution, and these processes are intended to last indefinitely — and certainly beyond the more limited tenure of individual board members. Institutional stability simply should not be entrusted to the good intentions or personalities of individual directors. Change in the operating practices of this board and its committees will occur, and should not be considered inappropriate. However, under the new system change in matters set forth in the Governance Constitution will require the consent of shareholders, not merely board action.

Set forth below are specific recommended standards for MCI’s board of directors.

Recommendation 1.01.    Number of Members of the Board.

The board of directors needs to be of a size that provides a range of the necessary or desirable skills or “domain experience,” such as experience in finance and accounting, disclosure and regulatory experience, technology, government project experience, etc. These skills at the board level will help in the evaluation of recurring issues of these types. The range of desirable skills suggests that the board should have a minimum of eight members.

Equally important as obtaining a range of domain skills on the board is the need to foster a closely knit board with all directors committed to playing an active and informed role in the company. A small number of directors permits genuine discussion and consultation among all the directors, without the need to utilize an executive committee or other informal structure to provide a smaller group to facilitate decision-making. A relatively small board promotes individual director responsibility, and it enables corporate staff to provide active consultations with all directors without unmanageable time commitments. A small board size is also most likely to promote positive group interaction, and it also should help to control the formation of informal groupings or cliques on the board that get in the way of collegial decision-making. There is not any specific number that guarantees these results, though experience suggests that a board larger than eleven or possibly twelve members begins to become quite unwieldy.

1.01    The Articles of Incorporation should require a board with a minimum of eight members, and a maximum of twelve. As a matter of recommended practice, the initial board should be targeted for ten members.

Recommendation 1.02.    Independence Requirements.

At its essence, one of the core requirements of an effective board of directors is to provide checks and balances against excessive executive domination of the affairs of the company. While the board and the CEO will usually work closely and harmoniously together to further the interests of the company, at times (such as in reviewing compensation issues or in succession planning) the board must be prepared to have an independent perspective at variance from the wishes of the CEO. Boards do not exist merely to rubber stamp executive decisions, though historically some boards appear to have been unaware of this proposition.

As a consequence, it is important for all members of the board other than the CEO to be truly and fully independent of management. If management holds 5 seats on an 11 person board, for example,52 as a practical matter the CEO has five votes, while each individual independent director has only one vote. This sends exactly the wrong message as to relative voting weight. This also means that the CEO only needs to obtain one additional vote to control any decision. Independent directors in such a case can only prevail against management if they act unanimously, which is difficult to achieve.

The CEO with the board’s consent is always free to include senior members of management in board discussions. Thus, the management team’s insights and advice will unquestionably be presented to the board, as should be the case. However, today most companies include multiple members of management as directors, even though it is highly unlikely that any member of management serving on the board would speak or vote against the wishes of the CEO. Therefore, having such a person as a member of the board in effect

[52]	This would satisfy the proposed governance guidelines of the NYSE.

robs the board of independent opinions on issues of real significance, while diluting the role of independent directors. Since any member of management can participate in board deliberations by invitation, the board does not lose any input by not having management directors, while shareholders definitely gain a more independent board by requiring all directors other than the CEO to be independent.53

1.02    The Articles of Incorporation should require that all members of the board of directors other than the CEO shall satisfy the independence standards for board membership.

Recommendation 1.03.    Meetings and Commitment.

The board of directors of WorldCom during the Ebbers era was not sufficiently active in the Company’s business according to the Special Committee Report.54 Meetings appear to have generally taken place at locations well-removed from most of the operating staff of the Company. The number of meetings was kept relatively small, and most of the board’s time was filled with routine presentations. According to Thornburgh II, consideration of even very significant matters such as major acquisitions or major compensation decisions were handled with only cursory discussion.55 Board members rarely visited operating centers where they would have been exposed to more employees, and could help communicate corporate values in interactions with a wider employee group.

[53]	Many companies include their CFO as a member of the board of directors. However, one of the board’s fundamental tasks is to oversee the performance and integrity of the CFO. By making the CFO a member of the board, independent board members are put in the position of accepting the CFO as a “colleague” on the board, yet still having as one of their principal duties overseeing the CFO. This creates an unnecessary risk that members of the board will defer to an unhealthy degree from asking questions or challenging the CFO. There is no offsetting benefit for shareholders to the risk of insufficiently critical evaluation of CFO positions. The CFO will presumably attend every board meeting by invitation, and should be able to express any views to the full board or to the audit committee without any need for also being a voting member of the board.
[54]	See, Special Committee Report at 7, 29-32, 35, 264, 267, 278, 282-286.
[55]	See, Thornburgh II at 7, 8, 10, 11, 23-24, 30, 34-36, 42, 52, 55-56, 62-63, 64, 114-138, 151-160, 163, 167-169, 171.

The history at WorldCom, as well as review of the board’s obligations, suggests that the board must devote substantial time to enable it to develop a thorough understanding of the Company’s business and its risks. While board members typically devote time to reviewing materials prior to meetings, there should also be an active schedule of physical meetings to enable full discussion of major issues. In view of the size, complexity and risks of this Company, the board should meet frequently to review the full range of issues. Eight to ten full meetings per year should be expected.

1.03    The board should ideally conduct approximately ten meetings per year, and two or three meetings per year should be held at locations where the company has facilities other than Company headquarters. Short special purpose telephone meetings generally should not count for purposes of this requirement. The Articles of Incorporation should require not less than eight meetings per year, at least two of which should be at locations other than headquarters. However, the board should generally seek to achieve the recommended level of activity. Individual board members should be required by the by-laws to make not less than one additional visit annually to Company facilities independently of board meetings.

Recommendation 1.04.    Separate Independent Sessions.

At each meeting of the board, time should be allocated for a discussion among independent directors without participation of the CEO or any other member of management. Independent directors should routinely discuss business results, evaluations of management, performance targets, risk management, and other issues in meetings without management, as a complement to full board discussions with management. The non-executive Chairman should lead any such discussions without management, and in his or her absence the chairman of the Governance Committee should lead this meeting.

1.04    At each meeting of the board, independent directors should meet for some portion of the available time separately from the CEO or any members of management to review progress and direction.

Recommendation 1.05.    Special Board Meetings.

Included in the number of ten annual meetings of the board should be one annual board strategic retreat consisting of not less than two days of meetings. At this retreat or at another meeting to be designated by the Board, the CEO should deliver a “State of the Company” comprehensive review. The State of the Company review should include in-depth analysis of all major risks identified by management, and strategies in place to mitigate such risks. In addition, the board should review the quality of the Company’s disclosure program, and whether transparency is being provided to the market consistent with the CEO’s Ethics Pledge.

The strategic retreat should be designed to cover all major areas of the Company’s business in reasonable depth, as well as developments affecting competitors and the industry as a whole. The Chairman of the Board, in consultation with the members of the board and the CEO, should determine such outside participants as may be useful to the board to provide commentary and insights on major areas such as ethics, transparency, compliance, capital structure, liquidity, technology, succession planning, and risk management. A portion of any such retreat could also qualify as board refresher training.

1.05    The Articles should require an annual strategic retreat to be conducted by the board, and an annual “State of the Company” presentation from the CEO. This presentation should be disclosed to shareholders in an appropriate form.

Recommendation 1.06.    Director Training and Retraining.

To be effective, directors must understand as much as possible about the business of the Company, the regulatory structure applicable to it, competitive pressures, major risk areas, financial condition, cash flow, accounting principles, internal controls, organization structure and the strengths and weaknesses of its management team. Directors also need to understand the governance and other structural requirements for how the Company and the board are required to operate. This is particularly important to insure continued focus on obligations under the Permanent Injunction, numerous court decrees, regulatory obligations and other constraints on actions by the Company.

Over time, directors acquire knowledge through experience. However, upon appointment, the Company should provide a training session for each new director to bring him or her up to speed on the major issues facing the Company, as well as basic information concerning its business, finances, cash flow and management structure. This training should be tailored to a particular new director’s existing base of knowledge. As with other professions that require annual retraining or “continuing education,” all members of the board should be required to participate in annual refresher training relating to their board responsibilities. These programs may be provided by the Company, such as through its finance, accounting and ethics program for employees, or they may be selected by directors from qualifying outside conferences.

1.06    The Articles should require each director upon appointment to complete a course of introduction to the Company, either provided or approved by the Governance Committee. In addition, the Articles should require every director to complete refresher training annually relating to accounting, disclosure, governance, compensation or industry developments in accordance with guidelines to be set by the Governance Committee.

Recommendation 1.07.    Mandatory New Directors.

Many boards develop a membership that remains relatively static for many years. At the old WorldCom, some directors served for more than a decade, including several who were close associates of Ebbers. An experienced director that has extensively studied a company’s business, personnel and risks can be very productive, and a major asset. However, over time the spirit of fresh inquiry into issues may diminish with familiarity, and certainly the willingness to challenge the CEO may diminish over time as friendships develop and deepen. This is a natural process, but one that must be anticipated in designing the best board structure.

Hardening of the arteries of the board collectively is a serious danger for shareholders, as independence of spirit can easily diminish over time. Eventually individual directors may lose touch with current issues compared to their level of knowledge when first elected. Furthermore, when there is no regular rotation of directors, attempts to remove a director who performs poorly may become contentious and difficult.

To retain the benefits of experience but to control the dangers of complacency, the board should have a steady flow of new members. At the same time, term limits that require directors to stand down after a given tenure — such as ten years — are a healthy means of balancing the benefits and risks of long tenure. This creates opportunities for shareholders to seek different perspectives on the board as the business and governance climate changes, and should prevent unhealthy alliances from forming, or lasting too long.

1.07    The Articles of Incorporation should provide that, with the exception of the CEO, no director first elected after the date of this report may serve as a director for more than ten years, or past the age of 75. In addition, the Articles should require that beginning in 2005, the Company must elect not less than one new director each calendar year, who shall not have previously served as an employee or director of the Company or any of its predecessor entities for at least 5 years. Thus, unless there are existing vacancies one director should not be renominated each year to permit the election of a new director. The chairman of the Governance Committee should identify a reasonable process for selecting which director will not be renominated in any year when there are no natural vacancies. Absent agreement on any such process, the director not nominated should be chose by lot. Neither the CEO, nor any director nominated by shareholders under Recommendation 1.13 within three years’ of his or her election may be excluded from the board to make room for the annual new director.

Recommendation 1.08.    Removal of Directors.

Directors are elected by shareholders to serve as their representatives. Traditionally directors could only be removed by the shareholders. This is an important protection to avoid undue or inappropriate pressures being placed on directors as they do their work. Approving or rejecting acquisition proposals, compensating or removing the CEO and many other issues are capable of generating demands to remove a director who does not side with one interest or another. Staggering board membership has been a device for insulating incumbent directors even further from the threat of removal in the context of hostile takeovers.

While insulating directors from removal except through the annual election process is generally a sound practice, too much insulation may have adverse consequences in undercutting accountability for acts contrary to shareholder interests. Since shareholders do not today generally have input into director nominations, in practice directors have been selected by management or the board and then approved on a management proxy without any meaningful choice for shareholders. Thus, the current U.S. system gives shareholders the choices of approving a management proxy, withholding votes (a relatively sterile form of protest unlikely to lead to change) or mounting a full blown proxy contest.

In WorldCom’s past, and in other companies from time to time, individual directors may have violated standards of conduct for board members. For example, the former chairman of WorldCom’s Compensation Committee accepted a sweetheart deal from Ebbers to acquire use of a WorldCom corporate jet for a lease fee of $1 per month,56 together with an operating cost that was also considerably below market rates. The director failed to inform the board of this related party transaction, did not recuse himself from decisions benefiting Ebbers, and did not identify the transaction on his officer and directors questionnaire. After reviewing a report on this issue from the Corporate Monitor, the board sought and received this individual’s resignation from the board.

This situation demonstrates that it is not inconceivable that a director may become involved in conduct that is illegal, or that violates the director’s fiduciary duties. In such a case, there should be a mechanism for the board to remove one of its members for cause. This would include removal for violating fiduciary duties, failing to satisfy board qualification standards or violating the Code of Conduct for directors. Any such removal should be conditioned on a formal finding by the board as to the underlying facts.

[56]	There are numerous market alternatives for leasing, chartering or time sharing corporate aircraft. The lease fee of $1.00 per month represented a rate sharply below what might otherwise be available on an arms-length basis.

To achieve the proper level of director accountability, the Company’s Articles should establish qualification standards for service as a director. Each director should be required to meet these qualifications at the time of his or her election, and continuously thereafter. If for any reason a director appears not to satisfy board qualification standards, the board should determine whether or not all standards are satisfied. If the board finds that a director no longer satisfies the qualification standards, the director should then automatically cease to be a member of the board irrespective of the term of office for which he or she was elected.

Qualification standards must be carefully delineated so that director removal cannot occur except with clear reason to be determined by the full board of directors, and any removal must be consistent with applicable state corporate law.

Qualification standards for the board should cover or include the following issues:

1)	A director must not have committed any violation of fiduciary duties of care or loyalty to the Company.

2)	A director must at all times satisfy standards of independence as defined by the Company’s Articles.

3)	At least 75% of the board members should have a minimum number of years of experience serving on the board of directors of a publicly traded company with a minimum threshold of market capitalization, revenue or assets. In the general case, at least three years cumulative service on boards of companies with not less than $500 million in market capitalization or revenues should be an initial minimum experience level for directors, although the Governance Committee should be able to waive this requirement where it finds that the individual has comparable level experience with governance issues (such as through extensive academic study or in government service).

4)	A director should not have any significant prior personal or financial ties with the CEO.

5)	A director should be limited to the number of permissible active public company corporate board memberships at any given time.

6)	A director should not have or acquire a conflict of interest with the Company as defined in the Company’s Code of Ethics, or in standards of conduct for directors.

7)	A director should not have had any government proceeding or court decision finding that he or she violated fiduciary duties in any context.

1.08    The Company’s Articles of Incorporation should establish qualification standards for all directors that must be satisfied upon election and continuously thereafter.

Qualification standards should (i) require a preponderance of members to have minimum experience serving on boards of publicly held business entities, (ii) require absence of conflicts of interest, (iii) set a maximum limit on the number of public company boards on which the director sits, and (iv) establish other qualifications deemed appropriate by the board. As an initial requirement, the Articles should at a minimum include all standards described above.

Recommendation 1.09.    Skill Base of Board of Directors.

“Independence” standards cannot be relied on exclusively to produce an effective board. While important in its own right, independence is unrelated to subject matter expertise, strength of character and relevant experience. All of these factors are attributes of a strong director.

In the old WorldCom, several of the directors had also been associated with Ebbers in personal or business dealings for years. Some of these same directors pushed through Ebbers’ compensation programs and began the disastrous program of shareholder loans to Ebbers. This illustrates the fact that close or extended personal ties between directors and the CEO can lead to just as much trouble for shareholders as lack of financial independence. Qualification standards and domain expertise requirements should help limit or prevent cronyism in the selection of director candidates so that directors are independent in spirit as well as financially independent.

The board of directors should include directors with an appropriate range of specific domain expertise or skill sets. Each director should provide an identifiable skill set or domain expertise, such as:

(a)	financial or accounting expertise;

(b)	telecommunications or technology expertise;

(c)	senior management experience with a major company;[57]

(d)	experience with federal or state government agencies or contracting practices;

(e)	marketing or strategy and planning experience;

(f)	ethical training;

(g)	regulatory experience.

Personal identification with the CEO, such as having been a neighbor, a teacher of the CEO’s children, or the CEO’s architect, contractor, accountant, lawyer, etc.58 is not relevant experience or domain expertise, and should in fact be a disqualifying characteristic. Similarly, service in any charitable or other institution receiving significant grants from the Company or from the CEO or his or her family is not relevant experience, and should also be a disqualifying characteristic. The tendency of many companies to select “safe” board members who can usually be counted on not to rock the boat is unhealthy. The board can best

[57]	A retired CEO is strongly preferable to a sitting CEO to avoid conflicts and interlocks.
[58]	Even if such individuals arguably have qualifying domain expertise, they would be inappropriate choices for board nominees if the only realistic reason for their consideration is support from the CEO.

do its work and contribute to the Company’s success if it has an active and vibrant membership.

1.09    The Articles of Incorporation should set forth the range of skills or domain expertise that should be a minimum qualification for board membership. Each member of the board should possess one of the identified skills or types of domain expertise as a minimum qualification of service. The standards set forth above should be included in the initial requirements for domain expertise.

Recommendation 1.10.    Standards of Independence.

The Company’s Articles of Incorporation should set forth standards for defining independence of a board member. These standards should include specification that a director is not independent if under any of the following circumstances:

(a)	The individual or any close relative by blood or marriage is currently or has been an employee of the company within the past five years with compensation above a level specified by the board, such as $75,000;

(b)	The individual receives (or within the past three years has received) any form of compensation for services as an employee, or as any outside consultant or other professional retained by the Company other than standard fees for board or committee service and is not a partner or employee of any law firm, investment banking firm or other firm providing professional services to the Company;

(c)	If the individual is an officer, director, partner or employee of any firm that does business with the Company, the director shall not be independent if the volume of cross-business exceeds a level set by the board, with 1% of revenues for either firm or $3 million in any three year period as a recommended starting level; provided that this restriction should not apply to purchase of telecom or other services from the Company by an entity affiliated with the director so long as the director played no role in negotiating any such transaction, and the business took place on arms length terms;

(d)	If the individual serves as an officer of any company on whose board an officer of the Company sits, the individual is not independent while any such interlock is in effect;

(e)	If the individual is an officer, director or employee of a non-profit organization that receives donations from the Company in excess of $100,000 during any year, unless grants to a university shall have been exempted from this requirement by the Governance Committee after a review to determine the business purpose of grants to the particular institution;[59]

(f)	If the individual is a spouse or relative living in the same household of (i) any elected political official who has received donations from the Company or any senior officer during the current or past five years, (ii) any senior member of any regulatory body with authority over the company, (iii) any person with government contracting responsibility for the company, (iv) a governor or member of a political executive body, or (v) a legislator who sits on any committee with jurisdiction to enact laws governing the Company or its business operations;

(g)	If the individual has had any personal commercial transactions with the CEO during the past ten years, or serves as an officer, employee, partner or owner of any organization that has been involved in any commercial transactions with the CEO personally during the past five years, except for routine retail or consumer transactions;

(h)	The individual has previously served as the Company’s CEO; or

(i)	The individual is a spouse or relative living in the same household of any of the persons listed in this section.

1.10    The Company should include in its Articles of Incorporation standards for independence of directors that should at a minimum embody the provisions included above.

Recommendation 1.11.    Change of Status.

Directors should be elected in large part to provide a particular type of experience to the Company. At the time of election, all potential factors bearing on independence of the individual, qualifications and the desirability of the individual’s board service are carefully reviewed. If the director subsequently has a change in status through changing employers, retirement, commencement of any material SEC or other government investigation or

[59]	If the Governance Committee finds that grants to the university in question predated any consideration of the individual as a director, and that there is no likelihood that the grants would have the effect or the appearance of rendering the board member beholden to management or not fully independent, then in such case the individual may be considered to be independent notwithstanding grants or donations in excess of $100,000.

prosecution involving the director as a target or subject, or other material change in status, the director should tender his or her resignation to the board. In executive session and without the presence of the director in question, the board should then determine whether or not to accept the tendered resignation. The board should not have to be in the position of asking for a resignation when a major change in a director’s status has taken place. Rather, tendering a resignation should be mandatory, with the board empowered to accept or reject the resignation.

1.11    When a director has significant change in status as defined in the Company’s by-laws, he or she should tender a resignation to the board, which should then determine whether such changed circumstances make accepting the resignation desirable. Any breach of qualification standards or fiduciary duties to the Company should constitute a change in status.

Recommendation 1.12.    Limits on Board Memberships.

Qualified and independent board members are necessary to create a strong board. However, the MCI board in the future will also be extremely active, and should be engaged in the Company’s business to a much greater degree than was true in the past. Frequent meetings of the board and its committees, as well as meeting preparation time, annual retraining and visits to company facilities, will demand significant overall amounts of time from each director.

In light of these significant expected time commitments, it is not feasible to expect a director could give sufficient focus to his or her responsibilities to the Company if the same individual serves on a large number of outside boards. In the case of the Company’s CEO, outside for profit corporate board memberships are not desirable due to the diversion of time from duties at the Company, and also due to potential conflicts. In the case of independent directors, there needs to be a reasonable limit on the number of public company boards on which an individual director serves.

Time commitments for different boards vary, although the trend is toward increasingly demanding time commitments for outside board members at all public companies. The appropriate time constraints also vary depending on whether a director is a full-time CEO or is retired, for example.

1.12    The Articles of the Company should include specific limits on outside board memberships. The CEO of the Company should not participate on any boards of for profit corporations (either publicly traded or privately held),60 and independent directors should not serve on more than three boards of publicly held companies, including the Company. The CEO or other full time senior corporate officer of another company serving on the Company’s board should be limited to not more than two public company boards in total, including the boards of such person’s own employer and the Company.

Recommendation 1.13.    Nominations of Directors.

The existing system of corporate governance as practiced in the U.S. involves a balancing of interests, and what some might argue are certain inherent contradictions. “Shareholder democracy” is a concept that has never been realized in the corporate system in a meaningful way. Some believe that shareholder democracy should involve more meaningful powers, while others believe the form of democracy, but not its substance, is preferable.

[60]	The CEO should be permitted to serve on non-profit boards with advance consent of the Governance Committee. In general, however, the CEO should devote his or her full energies to running the Company.

Boards of directors hold ultimate power over any corporation, though in the old WorldCom the board abdicated its role by transferring effective power to Ebbers. Directors are the representatives of shareholders, yet the current system essentially freezes shareholders out of the selection process for their own representatives.61 Absent an extraordinarily expensive proxy contest, shareholders are allowed to vote, but only for a single nominee for each position. Shareholders generally do not have an ability to place names into candidacy, and the voting process resembles that of a one-party political system.

Nominating committees fill vacancies on the board by selecting an individual62 and submitting this name for election by shareholders. However, the shareholders lack any effective choice, as generally there are the same number of candidates as there are board seats. This process contributes to having boards that are overly remote from shareholder concerns. While the SEC’s proxy rules provide investors with significant information concerning each director, they don’t provide the basic common denominator of democratic systems, which is choice.

There are many reasons that can be advanced for the current system, even though it freezes shareholders out of the nominating process and denies them a choice. One issue is practicality, as shareholders of a large company may be extremely numerous and widely dispersed. Thus, a New England - style town meeting of shareholders has not heretofore been practical (though technology has made this more attainable today). Another legitimate

[61]	Companies with venture capital investors and companies emerging from bankruptcy both tend to have boards of directors that are more representative of shareholders. In both cases these boards tend to have members with large shareholdings, thereby guaranteeing a direct focus on shareholder concerns.
[62]	Often nominees are suggested or approved by the CEO.

concern is the fact that no one shareholder can genuinely claim to represent other shareholders. Large shareholders may have different interests than small shareholders, and any given large shareholder may not be likely to represent the views of other large or small shareholders.

Despite the obstacles, a system in which shareholders could participate in board nominations would certainly improve the representative quality of the board and would improve the existing balance between board responsiveness to management and shareholder concerns. This is likely to be a particular benefit during times of tension or strain, such as when board policies are opposed by large numbers of shareholders. The existing system does not provide a mechanism short of a full scale proxy battle. In essence, shareholders today can fire a cannon but cannot provide a gentle nudge to redirect board policies.

Given the history of the WorldCom board’s lack of responsiveness to shareholders, the future system for the Company should guarantee a stronger role for shareholders in director nominations. To accomplish a redirected balance, several changes should be made to existing practices. As a result of other recommendations in this Report, MCI in the future must elect at least one new director each year, though vacancies could cause additional directors to be elected in any given year.

Each year the Governance Committee should in the normal course conduct a peer review of director performance, and such review should evaluate all directors on the board. If there is at least one natural vacancy, the requirement of one new director can be satisfied through filling that vacancy. If there is no other vacancy, the Governance Committee should select the director who should not stand for reelection based on criteria it develops. Absent agreement on such criteria by the Governance Committee, the director not to be nominated should be chosen by lot.63

The Governance Committee should review potential nominees for the available board positions. In so doing, it should provide an appropriate opportunity through the Company’s web site or in any other direct manner for any shareholder to submit potential nominees.

At the same time, the Articles of Incorporation should require the Governance Committee to solicit directly nominations from the Company’s ten largest shareholders or such greater number as may be necessary to represent at least 15% of the outstanding shares. This group of shareholders (the “Shareholder Committee”) should then meet with the Governance Committee and review its suggested nominee or nominees. If the Shareholder Committee does not support the proposed nominee(s) of the Governance Committee, the two committees should endeavor to agree on a compromise candidate(s). If no agreement is reached, the Shareholder Committee (voting by shareholder interest) should be entitled to designate one nominee for each vacancy in that year,64 and the Company’s Articles of

[63]	If the Governance Committee develops criteria for selecting the director, or achieves at least two-thirds support of the board for a particular choice, then this decision would become final. Failing any such agreement, the director not to be nominated would be chosen randomly. This will give all directors an incentive to reach a consensus.
[64]	The SEC has recently proposed changes in existing proxy rules that would allow shareholders to nominate directors if certain trigger events had occurred. While any final proxy rules will be binding on the Company in establishing minimum standards, the Company is free to go beyond SEC minimum requirements. This recommendation does not require any trigger events, but will operate every year. The Company will need to work with the SEC during the balance of 2003 and 2004 to establish a process that complies with Regulation FD and all other applicable SEC rules. However, the fundamental structure of allowing shareholders to nominate a

Incorporation should require the designated nominees to be included on the ballot as part of the management proxy.65 In this manner shareholders can then determine which of the candidates to elect.

1.13    The Articles of Incorporation shall set forth the process described above to permit shareholder nominees to be included on the Company’s proxy ballot.

candidate for each vacant seat on the board for inclusion on the management proxy should be applied as nearly as possible in the manner laid out herein.
[65]	The Company’s proxy statement in that case should provide an equal presentation of background and qualifications for each of the candidates for the contested position(s). However, any shareholder nominee(s) who are part of a “group” for purposes of Rule 13D should be deemed ineligible under the Company’s independence and qualification standards.

Part II: Board Leadership and the Chairman of the Board

Traditionally most American public companies have followed a structure in which the roles of CEO and of Chairman of the Board are combined in a single individual. This structure maximizes the overall power of a Chairman and CEO. In the right hands, the structure works fine. There are many examples in which this structure has promoted effective and responsible leadership. However, this structure also concentrates power in a single individual, which creates vulnerability if the CEO behaves in an inappropriate manner. More importantly, the “Chairman and CEO” structure is almost certain to lead to less time available to be devoted to managing the board’s overall process and work program.

Under the “Chairman and CEO” structure, independent board members are left leaderless unless there is a “lead director”. This lack of board leadership makes it more difficult and less likely at the margin that board members will develop independent consensus views on issues ranging from the desirable level of executive compensation to succession and tenure issues involving the CEO.

The “Chairman and CEO” structure does not prevent independent board members from protecting shareholder interests, and it should not be an excuse for failure to do so. Many instances of boards discharging CEOs for poor performance or other reasons can be cited even where there was a single Chairman and CEO. However, the fact remains that this structure does not provide the board with independent and dedicated leadership for issues pertaining to the board’s own operations.

One device that is increasingly used in conjunction with the “Chairman and CEO” is a designated “lead director”. The intent of this alternative is to provide a focus for leadership of the board from among its members. However, the “lead director” structure carries its own problems. By describing one director as more important, in essence, than the others, this may create a generally undesirable group dynamic. Since the overall objective of most governance initiatives is to create a board in which every member is independent, informed and active, the selection of one to take primacy over others tends to cut against this objective.66

In Europe and particularly the United Kingdom, a structure utilizing a “non-executive” Chairman of the Board and a separate CEO is commonly used67. This structure is not a panacea for fixing all governance problems. Indeed, the old WorldCom was one of the few major U.S. public companies that had separated the positions of Chairman and CEO, yet this structure did not prevent either the financial fraud or the gross abuses involving Ebbers’ compensation and loans. However, in the old WorldCom structure, the Chairman was essentially powerless. Enron also used a variant of this structure, while Tyco had a “lead director”, in both cases to no avail.68

Separation of the offices of Chairman and CEO, like any structural reform, is dependent on other factors to make it most successful. A Chairman who is disengaged or

[66]	A non-executive chairman also suggests one director who has more responsibilities than others. Thus, this disadvantage exists to some degree with either title.
[67]	This structure of governance in part reflects social patterns in the U.K. that do not have exact parallels in the U.S. The social stature of being a “non-executive chairman” may be far more important in the U.K., for example, than would be the case in the U.S.
[68]	Both WorldCom and Enron had former CEOs as the “Chairman,” and this may have weakened the benefits of separating the two positions because the former CEOs in each case were too close to the Company, and in some ways dependent on it for retirement and other future benefits. This report recommends that former CEOs of the company should not be considered independent, and therefore are not eligible to serve on the board once they step down as CEO.

overly deferential to the CEO may not only fail to provide board leadership, but this may also delay board action if other board members rely on a chairman who fails in the role. Also, this structure can create confusion and a corrosive effect on overall managerial leadership if the chairman is perceived to be a rival for internal power and does not strictly respect the “non-executive” nature of the role. A separate non-executive Chairman must be extremely cautious to avoid creating issues of divided loyalty or confusion as to the overall status of management.

Despite these potential drawbacks, the “non-executive Chairman” structure offers considerable potential advantages when used properly. First, for a board with frequent meetings and active committees, the time commitment for coordinating activities of committee chairmen and individual board members can be very significant. Since most CEOs will not have the time to do this personally, board communications may be delegated to a General Counsel, Corporate Secretary or other member of management. This is undesirable, as board leadership then rests on a non-board member. Thus, creating a non-executive Chairman separate from the CEO will facilitate adequate time being devoted at a very high level to board interaction and communication. This should facilitate an active and involved board, which is essential to healthy governance.

A second advantage of this structure is its superiority in creating checks and balances against excessive executive power. Boards will most often be strongly supportive of the CEO and management team, and there should not be any suggestion that conflict or contention is desirable. Nonetheless, the fact remains that CEOs and their management teams will be naturally defensive of their own policies and management decisions, sometimes even in the face of evidence that performance has been poor. On specific issues ranging from compensation to potential removal of a CEO or succession planning, a non-executive Chairman creates a greater likelihood that the board’s discussions will happen earlier, and will be more candid and robust, than under a combined Chairman and CEO.

The separation of Chairman and CEO roles can create strong benefits when the right two individuals serve in these respective roles and work together smoothly, but the structure can also become a disadvantage if disharmony results. The advantages and disadvantages of the two structures will be affected to some degree by the chemistry of the individuals and the dynamics of a particular board and its members.

Recommendation 2.01.    Non-Executive Chairman.

Though there are pros and cons, overall the separation of the role of board leadership from management leadership seems desirable for MCI. This is primarily to allow a concentrated focus on governance issues by a senior individual without forcing diversion of critical management attention from strategic and operational issues in the business. Secondarily this separation of functions is a constructive check and balance against excessive concentration of power, which the old WorldCom epitomized. It should remain clear to all, however, that the CEO retains the individual leadership of the management team and the overall business, subject only to board direction.

2.01    MCI should establish the non-executive position of chairman of the board of directors. The role of non-executive chairman should include leadership of all board activities, such as setting agendas, coordinating committee work and reports with committee chairmen, leading board and CEO evaluation efforts, facilitating information delivery to directors, and presiding at meetings of the board of directors. In carrying out these responsibilities, the non-executive chairman should work closely and constructively with the CEO, and should carry out such other responsibilities as requested by the board.

Recommendation 2.02.    Responsibilities of the Non-Executive Chairman.

In the old WorldCom, there was a separate chairman of the board. However, this position did not have specific powers or responsibilities. Board meetings and agendas were run by Ebbers rather than the chairman. To avoid many issues, the non-executive chairman’s position should have defined responsibilities and authority rather than leaving the responsibilities undefined.

The Company’s Articles should spell out the duties and responsibilities of the non-executive chairman with reasonable specificity to avoid confusion or uncertainty. At a minimum the non-executive chairman should have the power:

(a)	to establish the board’s agenda for the year, and for each meeting, upon consultation with each member of the board including the CEO;

(b)	to coordinate the work of each board committee with its committee chair, to make sure that a self-assessment of the members of each committee is conducted each year, and to review possible committee membership changes;

(c)	to oversee the distribution of information to board members to insure adequate and timely reports;

(d)	to coordinate where necessary board member visits to company facilities;

(e)	to review at least annually the overall effectiveness of the Company’s ethics program, internal audit and legal compliance systems;[69]

(f)	to organize and oversee a review of the effectiveness of the board and the contribution of each board member at least annually; and

(g)	to organize and oversee an annual review of CEO performance by the board, and to carry out such additional responsibilities and duties as may be assigned from time to time by the board or the CEO.

2.02    The Company’s Articles or by-laws should spell out the duties, powers and responsibilities of the non-executive chairman to avoid uncertainty or confusion as to the role to be played.

Recommendation 2.03.    Term Limits and Performance Review.

The performance of the non-executive chairman should be evaluated each year by the board. Where the chairman is not sufficiently active or successful in providing meaningful leadership for the board there should be a frequent opportunity to change leadership. Therefore, the by-laws should provide for an annual election of the non-executive chairman by secret ballot. The by-laws should also establish a maximum term limit for the non-executive chairman, which should not exceed six years.

2.03    The Company’s by-laws should provide for annual election of the non-executive chairman, and for a maximum tenure of six years.

Recommendation 2.04.    Resources.

Along with defined duties and powers, the non-executive chairman should have dedicated resources to carry out these obligations, and these staff resources should be selected by, and accountable to, the chairman. Any such separate staff does not need to be large, as it

[69]	This oversight is secondary in nature, and is not designed to displace normal line management reporting. Each such function would still report to the CEO or others, but the non-executive chairman should conduct a general oversight review in conjunction with relevant board committees.

is intended to facilitate the work of the board, such as in scheduling preparation. In no respect should such staff cross the line from the non-executive role of the chairman into issues within the purview of executive management.

2.04    The by-laws should provide that the non-executive chairman should have adequate support to permit successful completion of assigned responsibilities. Staff support should be selected by the chairman from Company staff.

Recommendation 2.05.    Qualifications.

The function of leading the board in its activities is highly important in establishing overall healthy governance. However, where the non-executive chairman is not sufficiently independent, the vitality of the role may be undercut. Therefore, the non-executive chairman should have the following minimum qualifications, in addition to such other requirements as may be set by the Governance Committee:

(a)	the individual must be an independent member of the board, and should not have been a fulltime employee or senior officer of the Company within the prior ten years;

(b)	the individual should have served (i) on the board of at least three publicly traded companies, at least one of which must have had a market capitalization exceeding $5 billion, (ii) as the chairman, CEO or in a comparable position of at least one business or governmental organization, or (iii) as president of a major university. This should be a person of widely recognized stature, experience and accomplishments;

(c)	the individual should not ever have been the subject of an SEC enforcement action in which he or she consented (with or without admission of wrongdoing) to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, or had any license suspended or revoked due to misconduct of any type;

(d)	the individual should not have violated any fiduciary duty to the Company, or its Code of Conduct.

2.05    The Company’s Articles of Incorporation or by-laws should establish qualification standards for the non-executive chairman as suggested to set standards of independence, stature and experience.

Recommendation 2.06.    Nominations for Non-Executive Chairman.

The Governance Committee should consider candidates for chairman from among current or prospective directors. The Committee should submit its nominee to the members of the board for election by secret ballot.

2.06    The Governance Committee should report to the full board on nominees for non-executive chairman suggested by any member of the board, with its selection of a nominee. Election of the chairman should be by secret ballot.

Recommendation 2.07.    Compensation of Non-Executive Chairman.

The Governance Committee should establish the compensation of the non-executive chairman during each term of service. Aggregate compensation as a director and non-executive chairman should recognize the time demands and other elements of the position.

2.07    The Governance Committee should determine compensation for the non-executive chairman, which should reflect the qualifications of the individual and the demands of the position under prevailing circumstances. Separate compensation as non-executive chairman should be competitive with similar positions at comparable size companies. As a recommended practice this separate compensation as non-executive chairman should not exceed two times the applicable board retainer, though the board should be free to determine a different level.

Part III: Board Compensation

In the past, WorldCom had an annual board retainer of $35,000 per year. This amount was supplemented by meeting fees and stock option programs. The prior retainer was not adequate to reflect the responsibilities and time commitment that should be expected of a director of one of the country’s largest companies. As discussed above, meetings of the full board in the past occurred generally four times per year, which was far less than will be required for the MCI board in the future. In addition, a negligible cash fee led directors to look to stock appreciation as their principal form of compensation. Though this is a view held by many companies, particularly in the technology field, it is not a healthy practice to have directors dependent on large issuances of equity for basic compensation.

The board retainer should be paid entirely in cash, and independent directors should not participate in stock option or equity grant programs. Increasingly in recent years companies have provided stock options or other equity grants to directors, sometimes in very significant amounts. While this is said to align interests of shareholders and directors, this alignment is more illusory than real. Shareholders pay for their stock, and in general benefit only from long term value growth that exceeds risk free returns rather than from temporary stock price movements. Stock option recipients are given their awards, and may benefit from relatively short term price movements. Large equity grants to directors may have the effect of co-opting directors to support equity grants to senior managers, and may weaken resistance to dilution of existing shareholders through equity compensation programs.

The amount of cash retainer should be large enough to provide attractive compensation for high quality board members, but not be so high as to impair a director’s independence or willingness to resign from the board or to challenge management if circumstances warrant any such action. The amount should also be large enough to fund a substantial mandatory stock investment program.

Recommendation 3.01.    Board Retainer.

Members of the board should be paid a substantial annual cash retainer reflecting (i) the significant required commitment of time, and (ii) the limitations against serving on other boards. An annual retainer should reflect the responsibilities of the board, but not be so large as to impair a board member’s independence or willingness to challenge management or to resign. The retainer level should be set at whatever level is necessary to attract the highest caliber people to serve. As an initial recommendation, the retainer level should not be less than $150,000 per year, but the board should be free to adjust this level as necessary. No further board compensation such as meeting fees should be paid, although separate additional compensation should be paid for committee membership.

3.01    The level of annual board retainer should be substantial, with a recommended level of not less than $150,000 per year. Additional fees such as meeting fees should not be paid.

Recommendation 3.02.    Mandatory Stock Investment.

Each director should be required to invest not less than 25% of the cumulative cash retainers received from the Company in its common stock through open market purchases70 or through other devices such as an election to purchase shares through the Company under an automatic purchase program at market prices. As of the end of each year, each director shall provide information to the chairman of the board demonstrating aggregate purchases in an amount equal to 25% of cumulative cash fees received.71

3.02    The Company’s by-laws and qualification standards for directors should require each director to make purchases of common stock in each year equal to at least 25% of cash compensation received. Such purchases should be either open market purchases (subject to all window requirements) or fixed periodic purchases from the Company at full market prices at the applicable time.

Recommendation 3.03.    Long Term Stock Retention.

To align director interests with long term shareholder interests, directors should be required to hold all stock purchased under mandatory purchase requirements until at least six months after they have left the board.

[70]	The Company may wish to arrange for a broker to handle all such purchases by the board to control window issues, restrictions and to facilitate reporting. The Company should be able to pay related brokerage commissions or other costs for this program.
[71]	The investment and hold requirements should be based on cost, not current value. If stock purchased at a given cost declines in value, no further purchases would be necessary. Similarly, stock price appreciation would not eliminate the need to invest the minimum percentage of cash compensation in new stock purchases each year. Under Recommendation 3.03 all shares purchased under these requirements must be held until six months after a director leaves the board.

3.03    All stock acquired in satisfaction of the mandatory investment program should be held until a date which shall be not less than six months following the termination of a directorship other than in the event of death or disability, in which case resale restrictions should lapse immediately.

Recommendation 3.04.    Equity Grants.

Directors should not be eligible to participate in equity incentive programs of the Company. Directors should be specifically ineligible to receive grants of stock options, restricted stock, phantom equity or any similar type of equity linked compensation. Rather, the cash retainer and mandatory equity purchase requirements are intended as the sole mechanism for equity participation.

3.04    The Company’s Articles of Incorporation should restrict directors from participating in any equity-based compensation program of the Company. Director compensation should be exclusively paid in cash, with a requirement to purchase equity in the open market or through the Company and to hold such shares throughout their tenure.

Recommendation 3.05.    Advance Disclosure of Stock Transactions.

The Company should establish and publicly disclose “window” policies covering all equity purchases and sales by directors or employees of the Company. In addition, each director and senior officer should be required to disclose publicly to the Company, which shall issue a press release to such effect, any transactions not less than two and not more than fourteen days in advance of conducting any such transaction. Directors and employees should be restricted from engaging in derivative or other hedging transactions relating to the Company’s securities.

3.05    All stock sales or other equity transactions by directors or senior officers should be disclosed to the market in advance through a press release by the Company not less than two days before any such transaction. Derivative transactions should be prohibited for directors or employees. The Company should establish window policies for all purchases and sales by directors or any employee.

Part IV: Executive Compensation

The executive compensation practices of the old WorldCom made a mockery of shareholder interests and eroded the legitimacy of the Company’s governance practices. Both CEO Ebbers and CFO Sullivan were lavishly compensated, and both individuals were regularly among the most highly paid corporate officers in the U.S. The enormous compensation paid to these individuals was in part a reflection of massive distribution of stock options, along with aggressive use of cash through the Company’s “retention” program. Compensation payments were grossly out of proportion to the value of the services provided, even absent any issue of fraud. The aggressive personal enrichment attitudes reflected in the Company’s compensation practices with regard to Ebbers and Sullivan were so corrosive of responsible behavior that they may have implicitly created a climate conducive to the fraud that occurred.

The shareholders have a strong interest in avoiding excessive and unnecessary payments to senior executives, and an even greater interest in preventing senior executive compensation that is not directly tied to substantial performance requirements. In the old WorldCom, compensation practices were focused almost exclusively on short term top line revenue growth, without any correlation to short or long term profitability, or other drivers of long term value creation. In 2002, the Company paid out more than $238 million to existing employees (including $10 million each to Ebbers and Sullivan) and made multimillion dollar retention grants — essentially gratuities — to Beaumont and other senior officers. Shareholders should be able to expect the board will attempt to pay fair and equitable compensation to attract a high quality management team, but at the same time to avoid paying too much, or creating damaging incentives.

With compensation in the old WorldCom for the CEO, COO and CFO divorced completely from meaningful performance standards, compensation for these individuals became an exercise in ego gratification and personal greed. This was highly damaging to the overall culture of the Company, and created distorted incentives72 for the business as well as contributing to the perception that there were no limits on behavior by the most senior officers.

Good compensation practices link pay and performance so that both shareholders and managers benefit, and so that the rewards to management bear a direct relationship to defined performance hurdles. However, in the old WorldCom this linkage of pay and performance did not exist. For Ebbers and his top associates it was “pay for whatever performance.” Because of the massive size of option grants to Ebbers and Sullivan, they had an opportunity to earn tens of millions in compensation if the stock price moved up over even a very short term. This created strong incentives to hype the stock, or to release misleading or outright false information. These past practices were contrary to shareholder interests in long term value creation and the avoidance of dilution, and the perverse incentives to hype the stock were contrary to the purposes of the federal securities laws as well.

[72]	Under the top line growth model, managers would be rewarded for developing unprofitable lines of business so long as the activities generated gross revenue growth.

The principles of (i) aligning shareholder and executive interests and (ii) providing pay for performance have been used to justify massive grants of stock options to CEOs. However, all too often awards pay lip service to these principles without being actually correlated to them. If pay awards genuinely linked shareholder and executive financial interests, and if pay awards were substantially correlated to value-creating performance, there would be far fewer issues with compensation policies. Even with such linkage, however, there are significant issues of how much reward should occur for good performance, and awards for outstanding performance can vary enormously from company to company.

The fact that stock options could be issued without recording compensation expense plainly led to overuse of options at the old WorldCom, as well as many other companies. Treating anything as “free” will engender overuse, and this has been the experience with stock options for senior management.73

Restricted shares offer a form of equity compensation that is distinctly superior for shareholders compared with stock options. A given amount of compensation, such as $1 million, can be delivered to an officer through restricted stock awards fairly precisely using current market prices.74 However, determining how many stock options must be granted to confer the same $1 million in value to the executive is less precise. In general, Black Scholes

[73]	Stock option programs are often defended as providing incentives to rank and file employees in many companies. While equity participation by employees is healthy, employees would benefit even more from restricted stock grants than from receiving options. Though an inferior incentive and creating roughly triple the potential dilution for shareholders than restricted stock, option grants are utilized because they don’t have to be expensed, while grants of restricted stock do. The failure to expense options allows some companies like WorldCom to grant hundreds of millions in compensation to CEOs without recording any “cost” on the books.
[74]	Though a good argument can be made for discounting the value of such shares for tax purposes due to liquidity restrictions, restricted stock awarded to executives should be valued at full market value for purposes of implementing compensation awards.

and other option valuation methodologies require the issuance of roughly three times as many shares to achieve the same dollar value of compensation compared with restricted stock. Thus, assuming that stock options and restricted stock are both expensed for accounting purposes, use of restricted stock is inherently better for shareholders as options create roughly three times greater potential dilution for shareholders and provide less certain incentives for employees.75

For the future, MCI should focus a greater proportion of its total compensation in cash awards through base salaries that are appropriate to the level of job involved and cash bonuses tied to serious performance targets.76 Not less than 50%, and ideally 60-75%, of total compensation should be paid in the form of cash, irrespective of deductibility for tax purposes. The remainder of compensation should be in the form of restricted stock awards subject to long term holding requirements. At the board’s discretion, either the award or the vesting of such restricted stock can be made subject to performance targets such as (i) profitability, (ii) tangible net worth, (iii) strength of balance sheet ratios, (iv) return on assets or equity, (v) growth in net income or EBITDA, (vi) cost reductions, (vii) growth in market share or other hurdles that reflect the creation of real economic value. By utilizing cash as the predominant form of compensation, shareholders and the board will know exactly what compensation is being awarded, and the prior practice that resulted in windfall awards and substantial shareholder dilution will be eliminated.

[75]	The disadvantage of restricted shares is that they have value to executives (who receive them for free) even if the share price declines, whereas options expire valueless if the stock price declines and stays below the strike price for the term of the option — typically 10 years. Since both restricted stock and cash compensation are both expensed, and since executives can buy stock on the open market (and can be required to do so), there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.
[76]	Cash payments provide the best transparency of compensation for investors. If executives are paid largely in cash, they can utilize stock purchases to accumulate an equity position.

While the past WorldCom incentive pay practices were distorted, it is not uncommon for stock option incentive plans in the U.S. to be disconnected from any meaningful requirement of superior long term economic performance, or from actual measures of economic value. Rather, option awards typically require only two things: (i) continued employment tenure for a generally short vesting period, and (ii) any upward movement in the stock price during the typical 10 year term of the option.77 Since inflation alone should produce a substantial increase in stock price over a 10 year period, the awards that are rhetorically justified as representing pay for performance and a linkage with shareholder interests frequently become valuable to executives even if performance of the company is significantly below general market performance or the performance of peer companies.

The abuses in executive compensation that characterized the old WorldCom are not reflective of current practice at MCI. Indeed, many of the factors noted as weaknesses in past practices were directly addressed in the compensation that was awarded to MCI’s new CEO Michael Capellas (“Capellas”). Among other things, the Capellas contract links virtually all compensation to performance measures.78 In addition, restricted stock with a long term holding requirement was used rather than stock options to provide equity compensation. The Capellas contract was designed to require outstanding long term performance in building

[77]	A few companies use escalating strike prices over time to attempt to limit awards to situations where stock prices increase at a greater rate than some benchmark performance level. Most typically, however, stock options have fixed strike prices for a ten year period. A better outcome for shareholders would be for strike prices to be increased each year by the risk free rate of return plus a reasonable spread, so that executives would not realize value when stock price appreciation is below market equity risk premiums.
[78]	The first contract sets forth performance measures in a more general and subjective form rather than specific numeric measures due to the lack of a business plan or reliable benchmarks during the bankruptcy process and the lack of accurate historic data.

fundamental economic value, and Mr. Capellas himself has strongly endorsed the underlying principles that tie compensation to superior performance over a long term period.

Recommendation 4.01.    Greater Reliance on Cash Compensation.

In the last decade, cash compensation has declined significantly as a proportion of overall compensation awards for senior executives.79 Compensation “norms” or autopilot formulas for senior executive contracts often require annual equity grants to be a multiple such as two or three times the value of combined base salary and cash bonus awards.

This approach to employment contracts can have several unhealthy aspects, the first of which is the absence of any performance requirement. Under some such programs, equity grants are made by autopilot, even if the Company, the executive or both had substandard performance. Even where autopilots aren’t used, there is often an overall sense of entitlement that may lead compensation committees to rationalize resetting performance targets to permit significant equity or bonus grants in years when performance was not good. Similar forces lead some boards to reset option prices directly or indirectly, even though this destroys the supposed “alignment” of the original grants with shareholder interests.

The linkage between pay and performance is also weakened by the difficulty of precisely valuing stock options. There is a noticeable tendency in some companies, including

[79]	This is largely due to the counterproductive impact of tax legislation passed in 1993 that limited deductions for more than $1 million per year in compensation other than performance driven awards. Stock options have been considered performance-linked (though in most cases there is only a weak correlation to performance), so since 1993 many companies transferred a large portion of aggregate senior executive compensation into stock option grants. Since option grants could be made without recording any expense for compensation, there have not been meaningful financial constraints on option grants. This may explain why the total value of executive compensation has risen sharply since companies shifted to a heavier reliance on equity grants rather than cash payments.

the old WorldCom, to award stock options by the truckload in part due to the risk that options might expire while underwater. The imprecision of measuring the value of options contributed to outsized awards, and to excessive dilution.

4.01    The Company should increase the proportion of cash (either base compensation or cash bonuses) that is used in overall compensation and reduce — though not eliminate — the proportion of equity used in compensation. The Compensation Committee should seek to develop a compensation program that relies primarily on cash while delivering competitive levels of overall compensation to executives. All compensation programs should have linkages to serious corporate performance measures.

Recommendation 4.02.    Bar Against Retention Payments.

Generalized retention plans have been the subject of widespread abuse, and on the whole represent an unacceptable compensation practice of paying twice for the same employee services. Except where retention is tied to acquisitions, dispositions, facility closings, or similar discrete situations, the Company’s by-laws should prohibit the payment of “retention” bonuses to existing employees at any time following the Company’s emergence from bankruptcy and completion of its current “Key Employee Retention Plan.”

4.02    The Company’s by-laws should prohibit the use of “retention” payments at any time following completion of the existing bankruptcy retention program other than in situations such as acquisitions, dispositions, facility closing or other events where the board determines that a limited retention program has a specific objective warranting its use.

Recommendation 4.03.    Severance Programs.

Severance programs are a normal and quite necessary part of any company’s compensation program. Severance provides essential protection for an employee in the event of loss of employment. Ideally it is a bridge of income to cover an employee until he or she can find another job. Severance protection is also very important to recruits from outside a company, as they may have a greater risk in entering a new corporate environment.

It is not the function of severance programs to continue an executive’s lifestyle forever. Nonetheless, some CEO severance packages provide for exceptionally long payment obligations as did the package provided to Ebbers. As with equity grants, autopilots are a problem in severance as well.

If an executive has an “evergreen” contract (such as a three year agreement that automatically extends itself after each year of service by another year), what is nominally an agreement for a specific term can become in reality a perpetual agreement because the agreement always has three years to run. This means that a severance payment will always be due if the board desires to terminate the executive for unsatisfactory performance. These types of severance formulas are often enhanced significantly by clauses that will accelerate the payment obligation if there is a change in control or a change in an executive’s role.

As CEO and other senior executives’ total compensation rises, severance obligations driven by autopilot formulas rise by a multiple of the increase. An executive with a base and bonus of $500,000 each would get a $3 million severance payment even if he or she gets fired for incompetence under a severance autopilot of “3X base and bonus.” Since “base salary” is only $0.5 million, in this case the severance payment obligation would be 600% of base salary.80 If during the executive’s tenure his or her cash compensation went from a $500,000

[80]	Of course severance autopilots often are paired with equity grant autopilots. A common executive compensation formula might be a “guaranteed” annual equity grant of 2X base and bonus, plus a severance base and 100% bonus to a $1 million base and 100% bonus, the “severance” obligation on a 3X multiplier would rise from $3 million to $6 million. Thus, the company would appear to be paying $500,000 in additional base salary, yet its severance obligation would automatically jump by $3 million. If $3 million was an adequate level of severance protection for the executive under his or her salary of $500,000, the additional $3 million required by the autopilot would be in the nature of a windfall for the executive, and would not be correlated to any benefit to shareholders. Typically these autopilot provisions do not have absolute dollar caps to limit awards to any reasonable level, or multipliers that decline as compensation rises.81

The result in too many cases is a payment sometimes reaching tens of millions of dollars that a board may be locked into even if the executive’s performance might not warrant such a large payment. With autopilot severance clauses, the board of directors has in effect given away its power to review the situation and to protect shareholder interests with an award that it believes is appropriate in all the circumstances. If the severance autopilot is part of an evergreen contract, the board may be locked into an enormous perpetual obligation before the executive has worked at the company for even a single day. Thus, even in the case of extremely poor performance, the executive who may have received millions or tens of autopilot of 3X base and bonus. Thus, an executive with a $1 million base and 100% bonus target would in fact receive $4 million in minimum equity every year (400% of base salary), plus another $6 million (600% of base salary) if fired for non-performance. The reward for poor performance that hurts shareholders may be 50% greater than the reward for good performance that benefits shareholders. Such an outcome is neither logical nor beneficial for shareholders.

[81]	In the example above the Company would be better off with an agreed dollar level of severance such as $1 million (two year’s protection of initial base salary) that would not rise with future increases in base or bonus. There is no need for automatic increases of several hundred percent in severance every time someone gets a raise or a larger bonus, yet that is exactly what severance autopilots cause. In lieu of setting fixed dollar amount of severance, an autopilot such as 2X base salary could be used, but subject to a dollar limit. The Company could also provide that any such dollar limit would not apply in a change in control situation.

millions in normal compensation may receive millions or tens of millions more upon termination even though shareholders essentially receive nothing of value from any such arrangement.

This analysis does not mean to suggest that severance obligations are inherently abusive. Companies trying to recruit executives into a risky situation, for example, may find it impossible to convince an executive to join them if they cannot satisfy the potential recruit that their downside risk is protected if things don’t work out. Bonuses and equity grants are uncertain to some degree, even if autopilots are used, because if the executive is fired unvested equity may be lost.82 If there is a change in control, many executive contracts trigger accelerated vesting of equity grants plus the severance autopilot multiple, which can produce massive awards with characteristics of a windfall.

In the case of WorldCom’s massive severance grant to Ebbers, the amount awarded appears to have been far greater than even the most generous executive contracts. This of course was merely a continuation of the Compensation Committee’s long track record of awarding Ebbers money far beyond any apparent rational justification.83

[82]	Most contracts will provide for accelerated vesting if an executive is fired for bad performance, which is a “without cause” termination.
[83]	Since this was an ad hoc award created by the board once the decision to fire Ebbers had been taken, it could not have benefited shareholders in any way. The board awarded Ebbers, whose “official” base salary at the time was only $1 million per year, a severance award that could have cost shareholders more than 250 times his base salary just to fire him for wrecking the company. The maximum Ebbers could have received under WorldCom’s Company wide severance plan was $500,000, yet the board gave him a payout scheme potentially worth 500 times that amount without any indication that these numbers were carefully analyzed by the board or John Sidgmore, the interim CEO at the time. The Corporate Monitor refused to approve payment of any severance to Ebbers. See text earlier in this Report for a discussion of the elements of this package.

Given WorldCom’s legacy in the severance pay arena, simply leaving payments to the unfettered discretion of the board (even though it is a new board) seems unsatisfactory. Even prevalent practice in the market of using autopilot formulas without restriction as to size is flatly inconsistent with the principles of performance and with careful board oversight. At the same time, limits that are unreasonable could damage the Company’s ability to recruit or retain executive talent, which is essential for any large company.

A possible approach to this dilemma is to provide for severance payments subject to caps that may not be exceeded without a prior shareholder vote. Severance in the event of termination for poor performance should also be capped at a lower number. A suggested middle ground would be that future executive contracts should be limited to severance of three times initial base salary,84 but not to exceed $10 million in the case of the CEO (typically a far larger contract in most companies), or $5 million in the case of any other employee. In the event the board elects to terminate an executive for “unsatisfactory performance,” the maximum severance award should be limited to half the amounts suggested above. The Compensation Committee should consider adopting a policy that would provide higher payments during the first three years of employment to provide outside recruits with greater downside protection in their early years with the Company when risks are highest.

4.03    The Company’s Articles of Incorporation should limit the maximum severance that can be paid to any employee absent a shareholder vote. Initially this limit should be $10 million in the case of the CEO, and $5 million for any other employee. If the board terminates an employee for poor performance, the maximum severance allowable should be not more than 50% of the amounts for termination for any other reason. These amounts should be adjusted every five years, but only upon prior approval by shareholders.

[84]	Linking severance to a multiple of discretionary cash bonuses for achieving a single year’s performance is illogical since the bonus presumably fully compensates the executive for his or her performance.

Recommendation 4.04.    Shareholder Approval of Mega Awards.

A healthy compensation program must insure that compensation is linked to superior performance and long term value creation. However, in addition to these factors there is the question of how much is enough? Put differently, this is the issue of proportionality and overall reasonableness.

While governments are uniquely poorly equipped to regulate compensation, the shareholders and board of directors of a company together must do so. Depending on the size and nature of the company, there should be a level of compensation that reflects appropriate compensation even assuming outstanding performance. That level in part reflects the market for executives, but it should also reflect a judgment by the owners of the business and/or the board as their representatives of what the particular company can afford or believes is an appropriate amount.

Some companies might determine to pay whatever it takes to attract and retain a particular individual for a given executive position. Others, however, might conclude that at a particular cost level they would find a second choice candidate. If one prospective executive requires a $40 million “buyout” of incentives from a current employer and another good executive does not, some companies would seriously consider the less costly executive even if he or she might otherwise be seen as a second choice. Other companies might disregard compensation expense altogether in the selection. That was generally the approach of the old WorldCom.

For publicly held companies, the Compensation Committee of the board in the first instance, with oversight from the full board, is reposed with the responsibility for deciding “how much is enough,” and “how much is too much.” In the old WorldCom, the Compensation Committee was dominated by individuals that were longtime associates of the CEO, and compensation awards were made without meaningful input from shareholders. In the old WorldCom there does not appear to have been standards or limits, other than Ebbers’ appetite, that would require certain levels of awards to be referred to the entire board or to shareholders.

In the United Kingdom, legislation requires the recommendations of the Compensation Committee to be put to a nonbinding shareholder vote each year. This is one alternative for making sure the board is not oblivious to shareholder concerns. However, it also means that there is a potentially divisive issue before shareholders every year, which can have its own adverse effects. Furthermore, the vote once taken is nonbinding, which limits the effect of the overall process.

It is not an adequate level of control over compensation policies to rely solely on the unlimited discretion of the Compensation Committee. To address these issues the board should establish and publish guidelines or limits requiring a shareholder vote to authorize any package that would result in a grant of total compensation from all sources exceeding a maximum dollar amount for any single year, such as $10 – 15 million. This amount would not include appreciation in value of an executive’s equity holdings, but would include all compensation granted in any form.85 The amount of the limit should be subject to a five year sunset provision, after which specific limits could be adjusted with a vote of the shareholders. A limit in any single year would not restrict higher awards if an affirmative vote of shareholders within a reasonable period authorized compensation in excess of the limit. In this sense, unlike practice in the U.K., the shareholder vote would be binding. Also, unlike the U.K., a vote would not be required unless the compensation committee proposed to exceed the reference limit for any year for a particular executive.

4.04    The Articles of Incorporation should establish an overall limit on compensation in any single year for any individual without a vote of shareholders. As an initial level the board should fix an amount of not more than $15 million, though the board should be free to establish a lower limit. The Articles should also provide a mechanism for adjusting this limit every five years with a shareholder vote.

Recommendation 4.05.    Limitation of Stock Options.

As noted above, stock options result in approximately triple the potential dilution to shareholders to achieve a given dollar level of compensation compared with restricted stock. The valuation of options is also less certain than valuation of restricted stock. Restricted stock is also a superior incentive for employees due to its value even if share prices decline. Therefore, for at least the five years following emergence from bankruptcy, the Company should be barred from issuing stock options or other forms of equity instruments to any employee. An affirmative vote of shareholders should be required to authorize stock options once the five year prohibition expires. During this blackout period the Company should be limited to grants of restricted stock for equity incentives. The board should determine what

[85]	Equity components would be valued in full in the year of grant to the executive. A grant to an executive of $4 million of restricted stock with four year vesting would be valued for these purposes at $4 million. This amount should include sign on bonuses, “buyouts” and every other form of payment.

performance conditions, if any, should apply to either the grant or the vesting of restricted stock. The minimum vesting period for any restricted stock granted after the Company’s emergence from bankruptcy should be four years.

4.05    The Articles of Incorporation should prohibit the granting of stock options for a minimum of five years following emergence from bankruptcy, and thereafter until such time as the shareholders affirmatively vote in advance to restore their use. Equity incentives during this period should be limited to restricted stock, with the Compensation Committee determining both the amount of individual awards and appropriate performance conditions for grants or vesting. Restricted stock awarded after the date of emergence from bankruptcy should not have a vesting period shorter than four years.

Recommendation 4.06.    Long Term Equity Retention.

As with the recommended long term hold requirements for members of the board and the CEO, senior executives who receive restricted shares or other equity instruments as part of compensation should be required to hold at least 75% of the net after tax value of such equity awards until a date which shall be at least six months following termination of employment. The board should determine whether to prescribe a higher retention percentage, and how it wishes to define senior executives subject to this requirement (but in no event less than all tier one executives or those who report directly to the CEO, COO, CFO or the board). The board should also require each senior manager to acquire and maintain ownership of a specified dollar amount of securities (such as, for example, 200-300% of annual base compensation) of the Company. This amount should reflect the individual’s level in the organization and overall compensation, and it should be phased in over a period of up to five years.

4.06    The by-laws should require retention of not less than 75% of the net after tax value of all equity awards to employees until a date at least six months following the termination of their employment, other than in hardship situations approved by the board. The board should also set mandatory levels of stock ownership for different levels of management to be reached over a gradual period of time and thereafter to be maintained.

Recommendation 4.07.    Retention of Compensation Consultants.

When compensation consultants are hired by management to recommend levels of management compensation, there is a direct and substantial conflict of interest. Therefore, compensation consultants should generally be retained directly by the Compensation Committee. Compensation consulting services should also never be provided by the Company’s independent auditors, or by any firm being compensated based on a percentage of the executive’s compensation such as an executive search firm.

Excessive compensation often results from “benchmarking” exercises by compensation consultants seeking to identify certain percentile levels of pay, such as the 75th percentile. If numerous companies seek to pay salaries at a 75th percentile level, for example, this process will result in a steady spiral of compensation as each company’s award drives up the percentile level without correlation to the demands of the position. Typically consultants do not offer boards information on the 25th percentile level (perhaps a more logical starting point), and these comparisons lack rigor. Selection of a few companies with extremely high equity awards for inclusion in the reference base, for example, may skew a 75th percentile number upwards by millions of dollars. That is particularly objectionable if the outlier awards are in companies that are not really competitors for the same executive (due to industry experience, for example). If one or two “comparables” for a given position have much higher compensation but also have performance hurdles or other unique characteristics, and if those particular companies are not competitors to recruit the same individual, their inclusion in a “percentile” base would simply inflate the proposed compensation award level unjustifiably. This consultant-driven spiral in compensation does not serve shareholder interests.

4.07    Where used, compensation consultants should be independent and should be retained directly by the Compensation Committee when studying pay levels for management. Percentile benchmarking should not ever be practiced except to provide broad market reference points, and any such consultants should have a mandate to identify for the Committee’s reference the lowest reasonable level for proposed awards.

Recommendation 4.08.    Mandatory Expensing of Options.

So long as it is a permissible option under generally accepted accounting principles (“GAAP”) in the United States, the Company should be required to record an expense on its financial statements in an amount not less than the market value for any form of equity instrument issued to officers, directors or employees without exception.

4.08    The Articles of Incorporation should provide that all stock options, if granted, and all other forms of equity-based compensation, shall be expensed on the Company’s profit and loss statement unless expressly prohibited by GAAP.

Recommendation 4.09.    Evergreen Contracts Prohibited.

Another unhealthy compensation practice is the granting of “evergreen”, or perpetually renewing employment contracts. This tends to promote the use of “autopilot” compensation formulas due to the long term applicability of the contract, thereby largely preventing the use of performance hurdles. Also, as discussed elsewhere in this Report such agreements tend to include enhanced severance arrangements. In an evergreen contract these enhanced severance obligations never expire, even if their appropriateness may change. Most importantly, evergreen contracts are a means for the current board to take discretion away from the board in the future, which is generally unhealthy. The Company’s interests are served by making sure that it has opportunities at periodic intervals, such as the end of a contract term, to evaluate the contract in light of the individual’s performance and market conditions.

For these and other reasons (including the relative lack of mutuality in such agreement due to the difficulty for the Company to enforce service obligations), any employment contract entered into by the Company should have a term, including automatic renewals, of not more than three years.

4.09    The Company’s by-laws should not permit it to enter into “evergreen” employment contracts or any employment agreement with a total duration of more than three years.

Part V: The Audit Committee

Recommendation 5.01.    Committee Membership.

The Audit Committee shall consist of not less than three members, each of whom should possess substantial experience with financial reporting issues associated with large and complex companies. In addition to meeting all minimum standards of the SEC, NYSE or NASDAQ, each member should have individual financial expertise such as would be gained as (i) a senior lending or investment officer of a financial institution, (ii) a supervisor of financial or accounting operations as a corporate treasurer, chief financial officer or CEO (if directly and materially involved in overseeing financial operations), (iii) service as a senior regulator in a federal or state supervisory agency involved with financial reporting or solvency issues, (iv) service as a senior audit partner in a public accounting firm, (v) employment as an investment or portfolio manager actively managing assets of more than $500 million for not less than three years, or (vi) comparable financial experience.

5.01    The Articles of Incorporation should require an independent Audit Committee of not less than three independent members, each of whom should meet one of the qualifications suggested above as an initial requirement.

Recommendation 5.02.    Experience Standards.

Each member of the Audit Committee should have in the aggregate not less than three years prior experience serving on audit committees of public companies, or experience deemed comparable by the board from service at a regulatory body, standard-setting body, or as a senior audit partner of an independent audit firm.

5.02    The by-laws should set standards for the number of years of minimum experience serving as a member of public company audit committees or comparable experience as approved by the board.

Recommendation 5.03.    Meeting Requirements.

At the old WorldCom the Audit Committee devoted little time to its work, which may have contributed to the fraud going undetected. In addition, the Audit Committee did not discover or correct the enormous weaknesses in the Company’s internal controls. With limited time devoted to the work, the Committee could not do more than scratch the surface in reviewing hundreds of control systems. Give the size of the Company and the fact that essentially all its systems are being overhauled, for at least the next few years the Audit Committee should meet at least eight times per year, in addition to attending refresher training. The by-laws should require a minimum of six formal meetings of the Committee, though it should strive to attain the recommended level of effort.

The chairman of the Audit Committee should generally be expected to devote substantial time on the work of the Committee, including meetings or discussions with internal financial personnel, external audit personnel, analysts or shareholders, experts for the Committee or others.

In an oversight capacity, the Committee should review efforts by management and outside auditors to enhance the Company’s internal controls and the quality of risk management programs at least twice each year. The Committee should also meet not less than twice each year with the General Counsel to review issues arising out of compliance activities and the Company’s Ethics Office, as well to assess contingent legal and regulatory risks to the Company. In addition, the Committee should regularly meet with the external auditors of the Company to review the annual audit plan, the annual testing of internal controls by outside auditors, management letters issued by such auditors, accounting policy issues (including review of all technical accounting issues under discussion between the audit engagement team and such firm’s national or other technical and quality control offices). The Committee should also review all invoices submitted by the Company’s external auditors before payment thereof.

5.03    The by-laws should set specific minimum requirements for the number of meetings and level of activity of the Audit Committee as recommended above as an initial set of requirements.

Recommendation 5.04.    Leadership Rotation.

The chairman of the Audit Committee bears enormous responsibility for the Company’s financial reporting, internal controls and the performance of both internal and external audit programs. It is in the Company’s interest to have an experienced audit committee chair who is “up to speed” on the issues. However, there is also a risk to the Company if an individual serves too long as chairman, and is not as effective as might be desirable. The chairmanship of the committee should rotate among its members not less than every three years.86 The chairman of the Audit Committee should be reelected by the board annually.

[86]	A member of the audit committee should be eligible to serve more than one non-consecutive term.

5.04    The by-laws should provide that the chairmanship of the Audit Committee should rotate not less than every three years. At the end of such rotation the former chairman may remain as a member of the Audit Committee, and may serve a non-consecutive term as chairman again in the future.

Recommendation 5.05.    Audit Committee Compensation.

In most U.S. companies there is additional compensation for service on audit committees, though the amount is typically relatively low. The low levels of retainers are a problem in light of the work increasingly expected of audit committees generally, and the special risks and responsibilities of serving on the Committee. With tens of billions of dollars in enterprise value that will be affected by the Audit Committee’s oversight, the low level of Audit Committee compensation seems penny wise and pound foolish. Low compensation will ultimately mean that members of this vital committee may not devote enough time to the role, or that high quality members cannot be convinced to serve. For the future, the Company should make a substantial investment in an active and involved Audit Committee through a meaningful Committee retainer.

5.05    Members of the Audit Committee should receive a retainer to be set by the board, from time to time, but which should not be less than $50,000 annually for members of the Committee, and not less than $75,000 for the chairman of the Committee.

Recommendation 5.06.    Limits/Independence.

As with board members generally, there should be zero tolerance for conflicts or related party transactions between Audit Committee members and the Company. In addition, Audit Committee membership raises concerns with ties of a member to large shareholders as well. As a result, there should not be any form of compensation, remuneration or other direct or indirect payments to a member of the Audit Committee from the Company, any affiliate of the Company, or from any 1% or greater shareholder.

5.06    No member of the Audit Committee should have any compensation, direct or indirect, from the Company or any of its affiliates other than board and committee retainer fees. Each member of the Audit Committee should be an independent director within the meaning of the Company’s independence standards. In addition, Audit Committee members should not be permitted to receive any fees or other remuneration from or through shareholders holding more than a 1% interest in the Company.

Recommendation 5.07.    Use of Corporate Aircraft and Other Corporate Assets.

The old WorldCom experienced substantial costs and abuses in its use of corporate aircraft. This is an area of common problems among many companies. While corporate aircraft are a legitimate expense for business use, they are extremely costly, and they are a persistent temptation for abuse through personal use. Allowing personal use of corporate aircraft by executives may promote operating a larger fleet than necessary, as well as representing a very expensive and inappropriate lifestyle subsidy from shareholders.87 The current ban on personal use of corporate aircraft under any circumstances should be maintained, and added to the Articles of Incorporation. The Audit Committee should receive a report on flight logs and certifications of business purpose at least once each year. In addition, directors and employees should be barred from any personal use of corporate property except where the Company may expressly allow with the concurrence of the Audit and Governance Committees.

[87]	The reimbursement level calculated by IRS standards and used by many companies is typically far below the real cost of operating such aircraft.

5.07    The Articles of Incorporation should prohibit any personal use of corporate aircraft or other corporate property noted. Not less than once each year the Audit Committee should review the usage of corporate aircraft, including a review of flight logs and compliance with usage policy.

Recommendation 5.08.    Review of Related Party Transactions.

The Audit Committee should review a report from the Office of General Counsel at least twice each year as to compliance with the Company’s prohibitions against any related party transactions between directors or employees and their families and the Company or any of its affiliates. The Committee should also receive copies of reports of all transactions in the Company’s stock by members of the board of directors and senior executives, and it should review such transactions for compliance with both legal and corporate standards, including advance public notice of all transactions.

5.08    The charter of the Audit Committee should require it to meet with the General Counsel at least semi-annually to review policies against any form of related party transactions, as well as to review compliance with advance reporting requirements relating to officer or director security transactions.

Recommendation 5.09.    Annual Review of CFO.

The CFO occupies a uniquely sensitive role in financial reporting, disclosure and governance. As the principal “keeper of the numbers,” the absolute integrity and loyalty of the CFO to the Company is essential. Both Enron and the old WorldCom involved cases in which failure by the CFO to provide accurate financial data or his participation in outright fraud may have been a major reason that problems were not detected at a much earlier stage. In any company the audit committee, the external auditors and the system of internal controls depend to a significant degree on the integrity and competence of the CFO. Therefore, not less than once each year the Audit Committee should conduct a thorough review of the performance of the Company’s CFO. This should include, but not be limited to, all transactions or payments of any kind between the CFO and the Company or any of its affiliates, suppliers, vendors, customers, investors or entities affiliated with any such person, any employee or director or spouses or family members of any such persons. This annual review should include all business and investing activities of the CFO, which should be disclosed to the Committee in connection with any such review.

The Committee’s annual CFO evaluation should verify the absence of related party transactions of any kind between the CFO and the Company, compliance by the CFO with the Company’s Code of Conduct and Ethics Pledge and the absence of any involvement in profit making activities outside the Company other than investments in bona fide instruments or situations available to the public and wholly unrelated to the Company. In addition, such review should assess the CFO’s record in the areas of achieving transparency in financial reports, establishment and enhancement of internal controls, and overall competence and expertise. Such review should also review the CFO’s progress each year in the recruiting and training of a high quality finance department staff.

5.09    The CFO’s performance, the absence of any conflicts or related party transactions and his or her business and investment transactions should be reviewed by the Audit Committee annually. The CFO should provide a confidential financial report and questionnaire to the Audit Committee annually. The Articles should prohibit the CFO from any profit making business activities outside the Company as described.

Recommendation 5.10.    Required Resources for Audit Committee.

In light of the enormous responsibilities of the Audit Committee, it should identify and retain professional advisors to provide necessary analytic support to its work.

5.10    The Committee should identify and retain an independent law firm, as well as any independent analytic resources deemed beneficial to the Committee. While such professionals need only be consulted as deemed useful by the Committee, these relationships should be established in advance so that advice can be taken quickly when situations warrant.

Recommendation 5.11.    Training for Audit Committee Members.

Each new member of the Audit Committee should attend training in a program approved by the chairman of the Audit Committee (including any of the Company’s financial training program sessions). These training refreshers should cover the requirements and obligations of audit committees, or cover issues of accounting principles, auditing standards, risk management or ethical compliance. Each member of the Audit Committee should attend refresher training annually.

5.11    The board should establish and disclose annual training requirements for members of the Audit Committee as a qualification for continued Audit Committee membership.

Recommendation 5.12.    External Audit Oversight.

The Audit Committee needs to review continuously the performance of the Company’s external auditors in carrying out the annual audit plan and the annual assessment and testing of internal controls. In addition, the Committee must regularly review the independence of the external auditors.

In recent years there have been many instances in which extremely large volumes of consulting business have been performed by accounting firms for audit clients. This creates risks that the audit team will be unduly influenced by concerns not to jeopardize these fees. While Congress prohibited much of this activity, it did not prohibit consulting by audit firms to their audit clients. However, in view of the universal profusion of consulting firms, there is not any reason to risk shareholder protection for any such conflicts. Therefore, consulting services that are not directly and intrinsically tied to completion of the audit should not be performed by the Company’s external auditors. The only exception to this principle is tax work solely on behalf of the Company if specifically authorized and monitored by the Audit Committee.88 Tax work should not ever be performed by the external auditors for officers or employees of the Company, or for the Company on a contingency basis. Every affirmative effort should be made to limit tax and other audit-related non audit services from the independent auditors as much as possible.

5.12    The Audit Committee should actively review the performance and independence of the Company’s external auditors. Consulting activities should not be permitted by the external auditors at any time except in the most compelling cases.

Recommendation 5.13.    Internal Audit.

The Audit Committee should provide continuous oversight and review of the internal accounting and finance functions, and the Company’s internal audit program. This should

[88]	Tax work can of course be done by law firms or accounting firms other the independent auditor, and nothing in this Report should be read as suggesting that independent auditors should always handle the Company’s tax work. However, since tax balances are part of the financial statements being audited, and financial results are intrinsically tied to tax obligations, this is an area where the efficiencies and benefits of services from a single firm may outweigh the risks.

include regular review of the long range plan of work and risk assessments prepared by the internal audit department. The Audit Committee should also review with senior management the staffing levels of the internal audit department and overall competence of such personnel. The internal audit department should report for administrative purposes to the CFO, including matters such as budget, staffing levels, promotions and advancement, training activities and location of resources. The Audit Committee should however provide review and oversight and should be responsible for insuring the independence, competence and experience of the department. The CFO should be able to request specific projects, but approval of internal audit’s work plan should come from the Audit Committee.

In the old WorldCom, the internal audit department was concentrated physically in the Mississippi headquarters of the Company. Since that time the finance functions in the Mississippi offices of the Company have been discontinued, and most senior accounting and finance staff are now based at the Company’s headquarters in northern Virginia. One reason that the fraud at the old WorldCom advanced as long as it did was persistent physical dispersion of finance and accounting personnel across the country at various operating locations. This makes regular consulting and involvement of key personnel difficult due to physical separation, and resulted in undue isolation of some personnel. Informal interaction among internal audit personnel and their colleagues in finance and treasury can be very important in raising issues.

For the future, senior management should require that the head of the internal audit department must be located physically at the Company’s headquarters along with the CFO and the senior finance team. The preponderance of the internal audit senior staff should be based in the Company’s Ashburn, Virginia offices to promote direct involvement in issues such as risk assessment, and to facilitate interaction with finance department personnel.

5.13    The Audit Committee should provide oversight of the adequacy and performance of the internal audit department. However, for administrative purposes internal audit should report to the CFO subject to Audit Committee oversight. The head of internal audit and senior internal audit staff should be required to be physically resident at the Company’s headquarters in Ashburn, Virginia to insure close coordination with the CFO and senior management.

Recommendation 5.14.    Disclosure Review.

The quality of disclosure programs often suffers from inattention by audit committees. However, disclosure programs are a vital adjunct to accounting and auditing programs. Good disclosure can also significantly improve chances that misstated earnings or overvalued balance sheets will be discovered earlier than would otherwise be the case. The Company’s objective should be to provide maximum transparency for investors, not simply to meet the minimum legal requirements. This helps prevent fraud because the large numbers of outside financial managers who will be able to do a better analysis far exceed the resources of any audit committee.

Among the best persons to evaluate a company’s disclosure quality are those outside users of financial reports. The Audit Committee should meet with shareholders, portfolio managers and analysts at least annually to solicit input and suggestions on means to improve the quality of the Company’s disclosure. It should also conduct at least one meeting annually with management and advisors to the Audit Committee specifically to review avenues for improving transparency in public disclosures.

5.14    The Audit Committee should invite input and commentary concerning the quality of the Company’s disclosure program, the level of financial transparency and risk assessments from major shareholders. The Audit Committee should meet with interested shareholders, analysts and outside observers not less than once per year. At least one meeting of the Audit Committee each year should be dedicated to reviewing opportunities for enhancing public disclosures.

Recommendation 5.15.    Mandatory Auditor Rotation.

There are costs and benefits from prolonged tenure by the independent auditors. In light of risks born out of excessive deference to management or complacency, the Articles of Incorporation should establish a maximum term of ten years for the engagement of independent auditors. However, notwithstanding this limit the Audit Committee should solicit audit proposals from competing firms not less than every five years.

5.15    The Company’s Articles of Incorporation should establish mandatory auditor rotation after ten years. The Audit Committee should conduct a reproposal at least every five years.

Part VI: The Governance Committee

Recommendation 6.01.    Committee Membership.

The Governance Committee should consist of a minimum of three independent directors. The chairman of the Governance Committee should be elected by the entire board. Members of the Governance Committee would ideally have significant experience in governance issues either in the corporate field or in government or academia.

6.01    The Governance Committee should consist of not less than three members, each of whom should possess domain expertise in governance issues or have substantial leadership experience.

Recommendation 6.02.    Charter/Duties.

The Governance Committee should be responsible for all nominations to serve as a member of the board of directors, and nominations of directors to serve on committees of the board or to serve as chairmen of board committees. The Governance Committee should recommend the levels of compensation for service as a director, and as a member or chairman of various board committees, subject to limitations in the Articles or by-laws. The Governance Committee should also recommend candidates for non-executive chairman of the board at each annual election or upon the occurrence of any vacancy. In general the Governance Committee should be responsible for defining the responsibilities of the various board committees, overseeing charter and membership changes, and handling in the first instance issues of corporate governance.

The Governance Committee should consider and approve any proposed amendments to the Company’s Articles or by-laws, and should review the Company’s compliance with all disclosure requirements, including federal proxy rules.89 The Governance Committee should also assist the non-executive chairman of the board in connection with annual evaluations of members of the board, as well as of the CEO and CFO. In addition, the Governance Committee should evaluate the non-executive chairman’s performance annually. In discharging its responsibilities, the Governance Committee should consult from time to time with major shareholders.

6.02    The Articles should set forth the Governance Committee’s role and responsibilities, which should incorporate functions described herein including (i) making nominations to serve on the board or its committees (or as a committee chairman); (ii) recommending to shareholders compensation levels for the Board or changes in responsibilities of committees; and (iii) overseeing all proposed amendments to the Articles, by-laws, governance guidelines or committee charters. The board should establish a formal charter for the Committee.

Recommendation 6.03.    Number of Meetings.

The Committee should determine the necessary frequency of meetings, but it should meet not less than four times each year.

6.03    The by-laws should require the Governance Committee to meet not less than four times per year.

[89]	While the Audit Committee should also devote time to reviewing and improving the quality of disclosure, the Governance Committee should play the leading role in monitoring the Company’s disclosure programs. Due to the focus of the Audit Committee on accounting issues and similar accounting problems, the broader issues of disclosure adequacy are likely to be better handled in a committee that is less oriented to accounting and that can bring a broader focus, and one that is not primarily viewing issues from technical accounting perspective.

Recommendation 6.04.    Shareholder Resolution Process.

The Governance Committee should establish a website that will offer shareholders a “town meeting” forum for discussion of issues of concern. One or more shareholders representing at least 1% of the voting power of the Company should be entitled to place resolutions on the website for consideration of all shareholders, irrespective of whether such resolutions would be deemed appropriate for the Company’s proxy statement (based on considerations of whether such resolutions involve matters of ordinary business or otherwise). The Governance Committee should establish criteria for the times of submission of such resolutions, and the time and manner of recording votes of shareholders regarding any such proposals. Any such proposal that receives a minimum vote to be set by the Governance Committee (such as 20%) should be placed by the Company on its next proxy statement. It should be the general policy of the Company to solicit the views of shareholders on issues of concern to them on an active basis.

6.04    The Governance Committee should develop an electronic “town meeting” forum that permits advisory voting by shareholders on resolutions irrespective of whether such resolutions would be required to be included in the proxy statement. The Governance Committee should be able to exclude proposals from the electronic town hall only if they are unrelated to the Company’s business, or in the Committee’s judgment are not bona fide concerns but rather are intended to damage the Company.

Recommendation 6.05.    Disclosure Committee Oversight.

The Governance Committee, working in consultation with the Audit Committee, should establish and oversee a Disclosure Committee composed of relevant senior management, external advisors and directors. The Disclosure Committee should review disclosure documents prior to their release to insure that information distributed is both clear and scrupulously accurate. Working with the Disclosure Committee, the Governance Committee should also regularly consider the overall quality of the Company’s disclosure program, and seek to identify all reasonable ways to promote candid, comprehensive, timely and understandable disclosure documents.

6.05    The Governance Committee should establish and oversee a Disclosure Committee, and should seek out all feasible alternatives for improving transparency and for verifying compliance with the Company’s Ethics Pledge.

Recommendation 6.06.    Remuneration. Members of the Governance Committee should receive retainer fees set by the board commensurate with their work load and the risk they undertake.

The by-laws should set compensation payments for members and the chairman of the Governance Committee. Initially such provisions should provide for a retainer of not less than $35,000 for members and $50,000 for the chairman of the Governance Committee.

6.06    The Governance Committee members should receive annual fees not less than those suggested above.

Part VII: The Compensation Committee

Recommendation 7.01.    Committee Membership.

The Compensation Committee shall consist of not less than three members, each of whom should be an independent director who possesses experience with compensation and human resources issues.90

7.01    The Articles of Incorporation or by-laws should require a Compensation Committee of not less than three independent members, each of whom should have experience with compensation and human resources issues.

Recommendation 7.02.    Meeting Requirements.

(a).    The by-laws of the Company should require the Compensation Committee to meet not less than four times per year, and to attend refresher training annually. However, the board or the Committee itself may wish to exceed these minimum standards.

(b).    The chairman of the Compensation Committee should generally be expected to devote substantial time on the work of the Committee, including meetings or discussions with internal human resources personnel, external compensation advisors, analysts, shareholders, advisors to the Committee or others. All compensation consultants advising on management compensation issues should be retained by the Compensation Committee, not by management. However, any such consultants should be free to work with management as well as with Compensation Committee members.

[90]	Members need not be compensation or HR experts. Indeed, common sense and general business and financial skills may be quite helpful. However, the members of the committee should ideally have a modicum of experience in working with these issues in one capacity or another.

7.02    The by-laws should set specific minimum requirements for the number of meetings and level of activity of the Compensation Committee as recommended above as an initial set of requirements. All compensation consultants advising on management compensation should be retained by the Compensation Committee directly.

Recommendation 7.03.    Leadership Rotation.

The chairman of the Compensation Committee bears enormous responsibility for the Company’s compensation programs generally. In the old WorldCom, compensation abuses led to broad and deep governance and integrity issues within the Company. While active experience with the Company’s recruiting and compensation programs will benefit a chairman, there is also a serious risk to the stockholders if an individual serves too long as chairman, and is not as effective as might be desirable. Therefore, the chairmanship of the Compensation Committee should rotate at least every three years. The chairman of the Compensation Committee should be elected by the board annually.

7.03    The by-laws should provide that the chairman of the Compensation Committee should have a term limit of three years as chairman, though such individual may remain as a member of the Compensation Committee beyond such time.

Recommendation 7.04.    Compensation Committee Fees.

The compensation for service on compensation committees is typically very low, and in some companies is purely nominal. While the risk of serving on this committee may be perceived as lower than that of the Audit Committee, service on the Compensation Committee is likely to require substantial work, and significant pressure. Low compensation is likely to lead to insufficient time commitments by members. The Company should make a substantial investment in careful oversight of its human resources department and compensation programs.

7.04    Members of the Compensation Committee should receive a retainer to be established by the board, but which should not be less than $35,000 for members of the Committee, and not less than $50,000 for the chairman of the Committee.

Recommendation 7.05.    Review of Related Party Transactions.

At least twice each year the Compensation Committee should meet with the Director of Human Resources and the General Counsel to review (i) compliance with the Company’s prohibitions against any related party transactions between directors or employees and their families and the Company or any of its affiliates; (ii) compliance with SEC proxy disclosure standards, and (iii) all employee complaints, disputes or issues regarding human resources or compensation issues.

7.05    The charter of the Compensation Committee should require it to meet with the Director of Human Resources and the General Counsel at least semi-annually to review policies against any form of related party transactions, and to review other human resources and compensation complaints, disputes or issues.

Recommendation 7.06.    Annual Review of Director of Human Resources.

The Director of Human Resources occupies a crucial role in the Company’s governance due to the size of the Company’s workforce and the sensitivity of compensation and other human resource issues. The old WorldCom experienced substantial failures by the human resources department to provide adequate discipline to prevent widespread compensation issues, such as lack of linkage between pay and performance, and poorly designed incentive programs. Not less than once each year the Committee should review the performance of the Company’s Director of Human Resources. Such review should include consideration of the human resources department’s record during the year, particularly adhering to standards for compensation set forth in this Report.

7.06    The Director of Human Resources’ performance should be formally reviewed by the Compensation Committee not less than once a year. The Director of Human Resources should provide a confidential questionnaire to the Compensation Committee annually regarding all major compensation issues and awards.

Recommendation 7.07.    Required Resources for Compensation Committee.

In light of the responsibilities of the Compensation Committee, it should identify and retain professional advisors to provide necessary analytic support to its work. Compensation experts should routinely be asked to provide input to the Committee on the full range of reasonable levels of compensation for senior executives given market conditions, skills, etc. as a baseline for consideration.

7.07    The Compensation Committee should identify and retain professional advisors to provide analytic support to the Committee. Compensation consultants should always be asked to identify the full range of reasonable levels of compensation for senior executive positions as an analytic baseline.

Recommendation 7.08.    Training for Compensation Committee Members.

Each new member of the Compensation Committee should attend training in a program approved by the chairman of the Committee (including any of the Company’s financial training program sessions). These training refreshers should cover the requirements and obligations of compensation committees, or significant compensation and benefits issues and topics. Each member of the Committee should attend refresher training annually.

7.08    The board should establish and disclose annual training requirements for members of the Compensation Committee as a qualification for continued Committee membership.

Recommendation 7.09.    External Compensation Oversight.

The Compensation Committee needs to review carefully the performance of any external compensation advisors, as well as their independence.

7.09    The Compensation Committee should actively review the performance and independence of the Company’s compensation advisors.

Part VIII: The Risk Management Committee

Recommendation 8.01.    Risk Management Committee.

The Board should establish and oversee a Risk Management Committee. The Risk Management Committee should seek to identify the major risks involved in the Company’s business operations and review the quality of the Company’s actions to mitigate and manage risks. This Committee should help the board assess and evaluate major risks faced by the Company on a regular basis.

8.01    The Board should establish and oversee a Risk Management Committee.

Recommendation 8.02.    Committee Membership.

The Risk Management Committee should consist of a minimum of three independent directors. The chairman of the Risk Management Committee should be elected by the entire board. Members of the Risk Management Committee should ideally have significant experience in the identification, evaluation or control of risk. At least one member of the Committee should have significant telecom operating or technology experience.

8.02    The Risk Management Committee should consist of not less than three members with experience in risk and telecom issues.

Recommendation 8.03.    Charter/Duties.

The Risk Management Committee should review the Company’s risk disclosures in all disclosure documents such as the Form 10-K Annual Report. Working with such outside experts as it may retain, the Committee should carefully review management’s identification of all major risks to the business and their relative weight. These should include risks in technology and network operations, finance and accounting, legal, environmental, personnel, treasury, capital budgeting or any other issues that could create significant risks to the Company’s results, reputation or capacity to serve customers. The Committee should regularly assess the adequacy of management’s risk assessment, its plans for risk control or mitigation, and disclosure. In discharging its responsibilities, the Risk Management Committee should consult from time to time with major shareholders.

8.03    The Articles should set forth the Risk Management Committee’s role and responsibilities, as described herein, and the board should establish a charter for the Committee.

Recommendation 8.04.    Number of Meetings.

The Committee should determine the necessary frequency of meetings, but it should meet not less than six times each year.

8.04    The by-laws should require the Risk Management Committee to meet not less than six times per year.

Recommendation 8.05.    Remuneration.

As with other committees, members of the Risk Management Committee should receive retainer fees commensurate with their work load and the risk they undertake.

The by-laws should set compensation payments for members and the chairman of the Risk Management Committee. Initially such provisions should provide for a retainer of not less than $35,000 for members and $50,000 for the chairman of the Committee.

8.05    The Risk Management Committee members should receive a retainer as suggested above.

Part IX: General Corporate Issues

Cash Flow Reporting

Since the late 1990s, there has been a particularly pronounced tendency for many American companies to rely on very aggressive accounting interpretations to increase their reported GAAP net income (and occasionally to spread current profits into future earnings to facilitate earnings smoothing). While Enron was perhaps the most notable example of this problem, there are many other examples of a less extreme nature. Indeed, since the middle 1990s there seems to have been an acceleration of this problem. Hyping of GAAP income can be seen in the use of pro forma income reporting (often an immediate sign of a management that is unwilling to be candid with their actual results), in various aspects of acquisition accounting (including particularly the use and misuse of goodwill accounting), in accruals by formula rather than actual results for earnings on pension assets, in “gain on sale” accounting for the disposition of financial assets, in “mark to model” accruals of earnings on long-dated derivatives or other contracts for future performance91 and in various other areas.

One of the common denominators of problematic accounting is the use of various GAAP techniques to roll forward accrual earnings or losses even though real cash flows may not yet have occurred. These rather formulistic areas of GAAP allow theoretical models to be used to report profits in the present that simply may never occur. Investors have a difficult

[91]	The “modeled” earnings of Enron’s Broadband business is a good example. According to press reports, Enron appears to have projected massive earnings up to ten years into the future from a joint venture project that had never generated either meaningful cash flow or earnings. Profits were recorded for GAAP purposes based solely on hypothetical future earnings, without waiting for such earnings to materialize.

time determining or evaluating the assumptions that are built into such models, or in determining how rigorous the company and its auditors were in utilizing such techniques.

By contrast to the theoretical elements in GAAP, cash flow reporting is directly tied to reality. Cash flows either happen or they don’t, and hence they are much harder to distort in public reporting. Unfortunately in recent years the form of cash flow statements has not been given adequate attention by the SEC or the FASB, and modern cash flow statements are not as easy for the average investor to follow as they should be. To the degree reported earnings under GAAP do not result in actual cash flows, investors should be very cautious and on alert to determine how likely it is that the “accrued” profits that have not yet resulted in cash are in fact realistic. As with Enron’s results, greater focus on cash flow statements might have led to earlier detection of the accounting fraud at WorldCom, the problems at Tyco and many similar situations.

Recommendation 9.01.    Cash Flow Reporting.

The Company should seek to develop enhanced cash flow reporting so that investors can more easily track the sources and uses of cash generated in its business. Areas where earnings have been accrued but have not yet resulted in comparable cash flows should be identified by the Company in its public reports, and supplemental schedules beyond the requirements of GAAP or the SEC should be considered by the Audit Committee and the Disclosure Committee. The Company should strive to provide as much transparency as reasonably possible concerning the nature of its cash flows, and areas where earnings have been impacted by accruals of gains or losses that could have the effect of spreading or enhancing earnings.

9.01    The Company should develop and publish enhanced forms of cash flow reporting to facilitate the ability of investors to understand any areas where GAAP reported earnings are not reflected in actual cash flows, or where profits have been deferred notwithstanding the completion of significant portions of related cash flows.

Dividend Policy

Recommendation 9.02.    Dividend Policies.

Another problem area for the old WorldCom and other companies is the area of dividend policies. Dividends are another method of gauging the reality of reported earnings. The ability to pay dividends is dependent on the availability of cash, and significant differences between the levels of reported earnings and cash available for dividends would eventually be a red flag of potential problems.

Many companies in recent years have turned away from paying dividends, and there may be many reasons for that trend. Retaining earnings rather than paying dividends typically results in growth of a stock price over time (not necessarily by as much as the foregone dividends, however), which makes stock options for senior executives more valuable than would be the case if the company paid out its cash in dividends. In addition, retaining cash enables management to make acquisitions and other strategic moves in larger sizes without having to go to the market to raise financing. This reduces outside scrutiny and discipline on management decision making, particularly in the area of acquisitions. If the old WorldCom had needed to go to the market to finance its $6 billion plus acquisition of Intermedia, for example, it is possible that the lack of due diligence as well as gross valuation difficulties might have come to light sooner. Indeed, with a careful outside review transactions like the Intermedia purchase might not have been feasible, and certainly would have been more difficult.

Of course until enactment of President Bush’s tax proposals, the U.S. tax code created enormous disincentives to the payment of dividends through double taxation of dividends. Debt financing was considerably more tax efficient than equity financing due to the deductibility of interest on debt but lack of deductibility of dividends on equity (by either the payer or the recipient). Given this fact, many companies preferred to utilize excess cash for stock buybacks rather than dividends. This resulted in investors who elected to sell being able to liquidate all or a portion of their investments at capital gain tax rates, while non-selling shareholders received nothing.92

Of course companies vary in their demands for cash to fund capital expenditures, for debt service, and for other purposes. Boards need to have flexibility to plan for major future expenditures as well. However, the shareholders (who actually own the earnings) should have an enhanced say in the formulation of dividend policy.

It seems reasonable for the Company to establish a dividend policy, and to disclose that policy to investors. While management and the board should have considerable flexibility in this area, that flexibility should not be unlimited. Therefore, in the future the

[92]	Non-selling shareholders receive the benefit of any increase in earnings per share due to a reduced number of outstanding shares.

Company should publish its intentions regarding dividends in advance, and shareholder consent should be sought to change any such policy. As a suggested initial level, the Company should establish a target of paying dividends each year in an amount that is at least 25% of its net income.93 While this will limit the Company’s ability to create a highly leveraged capital structure, this will not prevent the Company from pursuing any goals through financings in the capital markets to raise new capital where necessary. The Company should consider other measures of cash availability and should develop a dividend policy that requires annual dividend payments within the constraints of state law, but leaves the level of such payments to reasonably predictable discretion by the board.

9.02    The Company should establish and publish a policy on the payment of dividends. As an initial matter, the Company should set a target of paying annual dividends of at least 25% of the Company’s net income.

Recommendation 9.03.    Transparency Policies.

The Company’s historic record in providing transparency in public reporting was terrible. Even before the accounting fraud itself, the Company appeared to engage in efforts to hype results, and there is some indication in the Special Committee Report that efforts to smooth earnings may have been a practice even before the fraud took place. Like others in the telecom industry, the Company carried enormous levels of goodwill on its balance sheets without realistic efforts to determine if such goodwill was impaired in value. Similarly, it engaged in “pro forma” reporting, in which companies seek adjust actual results by supposedly “one-time events”, even though those events may be of a type that occur with reasonable frequency. EBITDA was routinely trumpeted as the measure of earnings for

[93]	For many reasons the board must have discretion to determine the appropriate dividend level in light of both actual results and reasonably expected future needs. However, shareholders should have the benefit of knowing what the board’s target level of payouts is at any given time.

investors to consider, even though cash flow reports were distorted and inaccurate. In addition, since EBITDA is a measure of earnings before payment of interest, it tends to obscure risks of a highly levered company such as the old WorldCom by excluding interest payments that must be made to avoid bankruptcy. The fraud itself was probably easier to accomplish because of the relative obscurity of the Company’s public reports and the difficulty of detecting deliberate distortions or indeed to determine with accuracy the course of the Company’s business.

Throughout the time since the initial announcement of the Company’s fraud, there has been an intense focus on the accounting policies and practices of the Company. However, the quality of disclosure practices is easily as important as accounting practices. Good disclosure can eliminate many accounting issues, such as where alternative policies could arguably be used to book something in a particular fashion. If investors are able to understand the issue and the impact of treating it one way or another they can make adjustments to published figures as they deem appropriate.

In the future the Company should commit itself to the highest standards of transparency in financial reporting so that future investors will be best able to make informed judgments. The standard for disclosure should be what the CEO, CFO or outside auditor would want to know if they personally were investing in the Company, not merely what the SEC requires as a legal minimum. No law restricts extra disclosure, and improving the quality of information given to investors can have a material benefit in preventing future problems. This area should be the subject of focused attention by the finance group, investor relations professionals, and the Company’s financial advisors.

While legal counsel should insure minimum requirements are satisfied, legal counsel is not generally capable of developing the best disclosure as it requires a grasp of financial drivers in the business that counsel will not generally possess. Thus, the Company and its finance department should have an equal role with internal legal counsel and other managers in developing the best disclosure content. Outside advisors can also be helpful, particularly in comparisons with other companies and in formatting for clarity.

9.03    For the future, the Company should develop standards of transparency in financial reporting that exceed minimum legal requirements, and that avoid entirely attempts to hype or manage reported balance sheets or income. Along with enhanced cash flow reporting, the Company should develop new disclosure practices to enhance the ability of investors to understand the Company’s business and its important constituent parts. The historic practices of many companies of projecting earnings should be avoided, and disclosure practices should be an area of major effort to create the best possible clarity and objectivity.

Recommendation 9.04.    Finance Department Staffing.

The Company has been permanently enjoined from any violation of the federal securities laws. In addition, the Company’s Ethics Pledge requires senior officers to develop disclosure practices that result in transparency that exceeds minimum SEC standards. The stakes are therefore high in operating the financial disclosure programs of the Company, as inaccurate or misleading disclosures in the future could lead to severe sanctions. Few if any would have sympathy for the Company if it does not report its results accurately in the future irrespective of the reason. The Company must organize and staff itself to get its financial results and reports right. Disclosure must be comprehensive, timely and accurate.

Historically the Company’s accounting department was extremely weak. This led the Company following the fraud to close its entire finance and accounting department in its former Mississippi headquarters, and to commence rebuilding that department in its new headquarters in Ashburn, Virginia. That effort is ongoing, but to date it has not had the level of success that is needed.

In too many instances, critical vacancies or manifest weaknesses in the finance department have persisted. For example, the Company has not had a permanent Controller or a senior finance professional in charge of SEC reporting in more than a year. While there have been efforts at recruitment, these positions remain unfilled. In part this reflects the difficulty of recruiting in an environment such as this bankruptcy. However, in part this failure to fill key financial vacancies reflects an inadequate priority to the effort.

In addition, many new recruits in the finance and accounting area have been former employees of MCI. While many of these individuals have excellent industry experience, too heavy a reliance on ex-MCI staff can lead to an unhealthy insularity of the finance staff.94 In addition, some new recruits and some internally promoted finance personnel do not have the level of skill or experience that is really necessary. The finance department remains stretched beyond reasonable limits of its number, experience and expertise of staff. This creates unacceptable risks as to its ability to produce required public reports in the future, to say

[94]	Indeed, the telecom industry generally has suffered from chronic weaknesses in the quality of its financial reporting for years. Therefore a strong finance department should include persons with top level experience in financial reporting and disclosure from major companies outside the telecom sector.

nothing of developing disclosure programs that go beyond minimum requirements and establish the highest levels of transparency.

The effort to recruit finance and accounting personnel with high levels of skill and experience needs to be intensified. While it should be recognized that the Company’s personnel have worked extraordinarily hard to track down and restate improper historic financial results, restating the financial statements for the years of the fraud is an effort that is ultimately of little relevance to current creditors, or to future investors. What is absolutely critical is the establishment of financial reporting systems and controls around those systems that will insure that the current and future balance sheets and results of operations are reported accurately and in a timely manner. Perhaps even more important is the development of new disclosure practices to enhance the ability of investors to understand the context of reported results and to evaluate them in light of the most comprehensive possible disclosure.

The effort to provide enhanced transparency to the market requires a strong corporate commitment at the board level. However, it equally requires a strong internal finance department that can get the job done. That department does not yet exist, and efforts to continue building the strength and capability of internal financial personnel should be redoubled. There is time to continue enhancing the internal financial resources before the Company emerges from bankruptcy, but there is no time to waste.

9.04    The Company needs to accelerate and intensify its efforts to recruit senior level finance, accounting, disclosure and internal audit personnel. Weaknesses in existing staff have existed for too long, and every effort must be made to add new permanent personnel with high levels of experience and skill. The CEO and board of directors need to focus on this effort as a matter of the highest priority.

Recommendation 9.05.    Change in Control Issues.

Traditionally many companies have adopted sometimes quite extensive anti-takeover provisions, or “shark repellants.” The early forms of these devices first appeared in the late 1970s and early 1980’s. As takeover tactics changed, so did the defenses. Over time such devices became sufficiently potent that, when used aggressively, they can entrench incumbent management and give it the power – combined with a cooperative board – to reject offers that might be highly attractive to shareholders.

Shareholders have an obvious interest in maintaining an open market for potential sale of a control stake in the company. Where a substantial premium is offered by a buyer that believes it can create greater value out of the Company than incumbent management, shareholders may benefit very significantly. Any shark repellant that deters offers from being made because management’s powers are too great would be adverse to shareholder interests. So too would any set of requirements that prevented shareholders from having an opportunity to decide for themselves whether or not to accept an offer. At the same time, if it is too easy for a bidder to seize control, all shareholders might realize a price lower than might otherwise be obtained.

Two of the most common anti-takeover protections are poison pills and staggered boards. Large shareholders have argued about the use and misuse of these tools for many years. Some studies have supported use of poison pills, while a greater body of shareholders in recent years tend to oppose them as inherently inimical to shareholder interests.

The “poison pill” is a form of contractual shareholder rights plan. Typically if any person purchases more than a trigger level of stock each shareholder other than the acquirer becomes entitled to buy more stock at prices sharply lower than market values. This allows a flood of dilution that destroys the value of the acquirer’s shares – thereby precluding a hostile bid.

Pills come in many forms, including “dead hand” pills at one extreme (a pill that purports to be unchangeable by future boards) to “chewable” pills at another. A “chewable” pill is one that ceases to operate where certain conditions are met. The terms of a chewable plan take the right to block an offer away from the incumbent board if conditions set in advance are satisfied. For example, a relatively benign form of chewable pill would exempt a fully financed cash offer to any and all shareholders at a minimum premium of 25% or 30% over the average trading price of the stock over a reasonable period, such as six months.

Staggered boards make it much harder for anyone who has purchased a control block of stock to replace the board quickly. Staggered boards deter bids by making it more difficult for someone who purchases a control block to actually exercise control rights and to replace the incumbent board.

Given the historic problems at WorldCom and its desire to be a role model for good governance, MCI should not adopt anti-takeover devices that are designed to entrench management. Thus, this Report recommends one year terms for directors, thereby preventing a staggered board. It also recommends the mandatory election of at least one new director every year, and allows shareholders to nominate director candidates under certain defined procedures. These and other provisions in this Report will help prevent entrenchment.

While many anti-takeover devices harm shareholder interests in most circumstances, it is too simplistic to say that shareholders would be benefited by the Company not having any protections at all. In fact, there are certain identifiable risks to shareholders that may make modest protections beneficial.

When MCI emerges from bankruptcy, it will have several new shareholders with very large stakes, and there may be significant trading in its stock as soon as this is permissible by former shareholders seeking to cash out. This in turn may give rise to technical downward pressure on the stock price, which could make MCI an even more attractive target for an acquisition. MCI’s board of directors and its stockholders have strong interests in making sure that if control is to be acquired in the future, the party or parties acquiring it should pay a control premium, and that premium should be available to all stockholders.

Gradual devices such as a “creeping” tender have in the past resulted in two tier pricing through an initial series of transactions that achieve control at one price, with a subsequent “back end” merger at a lower price. Though largely prevented in recent years by the prevalence of poison pills, such coercive transactions are not impossible. There is a risk in this case that in the absence of any change in control devices, the goal of having any offer for control be open to all shareholders equally might not be realized.

Finally, this Company is in a somewhat unique situation in terms of the behavior of its competitors. It appears increasingly clear that several major competitors may be working in a coordinated fashion in what may be attempts to destabilize the Company, perhaps with the goal of preventing its emergence from bankruptcy.95 These efforts have included some unusual tactics. For example the Washington Post has reported that one major competitor may have indirectly funded ostensibly independent groups such as the Grey Panthers to picket courthouses and to make other public protests against MCI.96 It is therefore a reasonable concern, particularly in the years immediately following emergence, that one or more outside entities might attempt to depress the Company’s stock price or to create internal chaos as part of an attempt to buy control (or an influential position) at an artificially low price.

All shareholders have an interest in making sure that if the Company is sold in the future, that it should be sold at a fully valued price. Since under the SEC’s Monetary Settlement the victims of the old WorldCom’s fraud will own approximately 3% of the new equity, protecting share value is important to the victims of the old WorldCom as well as to all new equity holders. In such relatively unique circumstances, it is more understandable for

[95]	Of course the efforts of such companies may also reflect perfectly legitimate concerns.
[96]	See Christopher Stern, “WorldCom Opponents In Sync; D.C. Firm Helps Organize Protest”, The Washington Post, June 20, 2003, Page A1.

there to be devices for a limited period of time that would provide the board with the power to influence the outcome of a sudden bid and to demand equal treatment for all shareholders.

9.05    The board will need to consider possible destabilizing events from any source. Given the considerations set forth above, if the board determines to adopt a shareholder rights plan or other devices, any such provisions should meet certain criteria. These are:

•	Any devices that are adopted should have an automatic sunset no more than five years after the date of emergence from bankruptcy unless affirmatively reauthorized by a vote of shareholders.

•	Plans that have “dead hand” provisions that purport to limit future board or shareholder action should not be adopted.

•	If a shareholder rights plan is adopted by the board, it should be a “chewable” plan that can be avoided by an acquirer without board acquiescence, such as if a minimum level premium offer is made to all shareholders, or if a minimum percentage of acceptance is reached. A chewable shareholder plan should insure that shareholders cannot be blocked from considering a bona fide offer that meets reasonable objective criteria.

•	Devices that create time to review a proposal carefully, and that insure that all shareholders have an equal opportunity to benefit, are acceptable in the current circumstances. Devices that create an ability for directors or management to prevent shareholders from ever acting on a proposal, or that would have the likely effect of deterring any purchase offers, are not acceptable.

Part X:    Legal and Ethics Programs

An important part of the structure of any company should be the adoption and communication of a statement of values and principles of ethical conduct. Compliance with law is part of an overall framework of ethical conduct, but complying with the strict letter of the law is not a sufficient goal. Ideally a company should not wish to approach too closely to the point of committing illegal conduct, and its ethical principles and code of conduct can help eliminate conduct that is too close to the line of illegality.

It is worth noting that persons engaged in wrongdoing may often indulge in frequent prayer, and expressions of dedication to integrity, all without meaning. Flowery words expressing adherence to the highest standards of integrity are relatively easy to write, but it is deeds, not words, that count. As New Yorkers might say, it is one thing to “talk the talk”, but what is really important is to “walk the walk” when it comes to ethics. Employees must understand that the Company’s Code of Conduct will be enforced.

This issue is quite important for every company. A code of ethics is an opportunity for a company to express important values, and in this manner to reflect both the norms of society generally, and the standards of behavior that the company wishes to set for itself. Codes of ethical conduct are an important element of the “tone at the top” that the board and senior management should together communicate to the employees. That tone is critical in developing and maintaining a broader framework of internal controls against inappropriate conduct. However, the very first step in making a code of ethics workable is for the senior management team to exhibit such values in their management of the company.

In any industry or type of business, there is a role for law and regulation to define conduct that will be unlawful. Beyond that companies and the broader community also define conduct that is unethical or inappropriate. Legitimate sales presentations or advertising may at some point cross a line into unethical attempts to mislead, and at another point they may cross a further line into fraud. A well-governed company should avoid conduct that is too sharp, or too close to the line of illegality. That is where internal codes of conduct come into play to create a healthy margin of safety. Employees should be able to be proud of the company they work for, and its standards of conduct are an important part of making such pride justifiable. Conversely companies that espouse a culture of pushing everything to the limit may find that these attitudes can quickly lead to very serious behavior issues. Set forth as Figure 1 are the new “Guiding Principles” of MCI, demonstrating new management’s determination to apply its standards of conduct in practice. These Guiding Principles have been distributed to all employees as part of CEO Michael Capellas’ efforts to set a strong and positive “tone at the top”.

Figure 1

MCI GUIDING PRINCIPLES

The Way We Work

1.	Build Trust and Credibility

2.	Respect for the Individual

3.	Create a Culture of Open and Honest Communications

4.	Set Tone at the Top

5.	Uphold the Law

6.	Avoid Conflicts of Interest

7.	Set Metrics and Report Results Accurately

8.	Promote Substance Over Form

9.	Be Loyal

10.	Do the Right Thing

The old WorldCom had a very weak control and compliance structure, coupled with a highly competitive business culture. The Office of General Counsel was fragmented and dispersed, and the CEO appears to have done everything possible to undermine the stature and authority of the legal department. There was no formal Ethics Office, and under Ebbers the Company did not communicate values such as truthfulness or transparency to its employee base, and it did not live by them as a company either. Indeed, both the Special Committee Report and Thornburgh II specifically noted the weakness of the legal department as a contributing factor in both the accounting and governance abuses that ultimately occurred.

For the future, the Company needs to place a vastly higher priority on legal compliance, internal supervision, and reporting practices. Among other things these steps can help insure that every employee understands the Company’s values, and the standards they are expected to follow. Employees who believe that senior management will not control inappropriate conduct if it hurts business will not hazard their own positions by reporting concerns. This can lead to silence in the face of bad practices. Therefore, employees who witness inappropriate conduct need to have opportunities to communicate concerns to higher levels of management, and most importantly they have to know that such concerns will be responded to in a positive manner.

The new MCI has already taken several important steps to improve its culture, and to strengthen legal compliance resources. Along with adoption of its “Guiding Principles,” the most important step was instituting a formal “Ethics Pledge” that specifically requires strong efforts to achieve both ethical conduct and high levels of transparency. The Ethics Pledge, attached as Annex A, sets forth specific obligations in the areas of compliance, ethics, and transparency. The Ethics Pledge was drafted by the Corporate Monitor as a condition to the CEO’s employment agreement with the full concurrence of Mr. Capellas. While failure to comply with the Ethics Pledge is grounds for termination of the CEO for cause, this is not its full significance. Beyond the CEO’s personal obligation to the Ethics Pledge, he has subsequently included the Pledge in all new contracts involving senior managers. All existing direct reports to the CEO have also been required to sign the Pledge. Eventually the Pledge should be extended to all employees, as the CEO has stated he plans to do.

In one sense, the Ethics Pledge is another obligation for each employee, as it becomes a part of their Code of Conduct. In another sense, however, the Ethics Pledge represents empowerment of employees, since it is an obligation that all senior managers and officers above any particular employee are subject to themselves. If an employee is asked to do something that he or she believes may violate the Pledge, the employee has the ability to go directly to the General Counsel, the CEO and ultimately to the board of directors to determine whether the conduct would or would not be appropriate. For each employee the Pledge is in effect a guarantee from the board of directors that senior managers will be held to the same high standards of conduct that are asked of anyone.

A second important step was recruiting a new General Counsel with substantial experience in a variety of settings, including private law practice and serving as general counsel in two other large public companies. Given the Company’s history of weakness in its legal regime, the General Counsel of the Company must be understood to have the full confidence of the CEO and the board of directors, and a mandate directly from the board to protect the Company against violations of law or internal policies. In turn the senior members of the General Counsel’s staff, including but not limited to the senior ethics officer, should be persons who have sufficient experience and maturity to work with all operating divisions to identify and resolve legal problems swiftly, and to guarantee that the Company’s actions in fact match its words.

Another important step was the Company’s decision to establish a formal Ethics Office. However, the staffing levels of this office and the experience and perceived stature of its first director have been questioned externally. The chief ethics officer should be a person who has unquestioned stature and authority, and this is an area in which the Company should invest further resources to be better able to fulfill the objectives of that program. The Chief Ethics Officer needs to be a very senior legal officer of the Company, and someone who has the unquestioned ability to bring problems involving any person within the Company to the attention of the CEO and, if necessary, the board.

The Ethics Office of the Company should be part of the Office of General Counsel to insure it has the institutional strength and clout of that department. At the same time, the ethics program needs to be part of the management responsibilities of each senior manager in their own area of the Company. Compliance is everyone’s job, both when it comes to obeying the law and also to being sure that the Company operates in a fully transparent and ethical manner.

Recommendation 10.01.    Ethics Programs.

The board of directors needs to be directly involved in establishing the mandate of the Company’s Ethics Office, and in reviewing its activities. While the CEO and General Counsel should provide direct oversight for this program, the board should review the program regularly to insure that it is in touch with issues and concerns, and that there is an adequate level of resources and leadership.

10.01    There should be a formal Ethics Office within the Company, under the overall leadership of the CEO and General Counsel. As with Internal Audit, however, the board should itself periodically review the program to insure that it has the resources and leadership to fulfill its objectives. The board should receive regular written reports and briefings regarding the ethics program and major issues that may arise.

Recommendation 10.02.    Ethics Pledge.

The Company should continue to broaden the usage of the Ethics Pledge, and it should be extended to all employees. The Ethics Pledge and its meaning should be part of all education and training programs for managers and staff.

10.02    The formal Ethics Pledge should be a condition of employment of all new employees, should be extended eventually to all existing staff, and should be part of the Company’s regular education and training programs.

Recommendation 10.03.    Legal Department.

The Company’s obligations under the Permanent Injunction, the Monetary Settlement, Orders of the Court, SEC and other governmental regulations and its own internal policies are matters of the most serious importance and consequence. A major obligation of the CEO should be to insure that the legal department within the Company is a strong and essential part of the Company’s control structure, and that it has highly capable senior leadership. Periodically, and not less than once each year, the full board should meet independently of any other officer or employee with the General Counsel to review the resources and leadership of the department, the strength of the Company’s compliance programs and major contingent legal risks.

10.03    The legal department of the Company must be a strong and essential part of the Company’s control structure, with both the leadership and resources to insure that the compliance programs are strong and effective. The full board should meet periodically, and not less than annually, with the General Counsel without the presence of any other employee or officer to review the resources and leadership of the department, the adequacy of compliance and ethics programs, and contingent legal risks to the Company.

10.04.    Ethics Programs.

The Company should continue to invest substantial attention in creating a culture within the Company that involves a complete dedication to operating in accordance with high standards of integrity and transparency as mandated by the Ethics Pledge. In this regard the Company should continue its objective to become a role model within the telecom industry and beyond for excellence in ethical standards and practices. This is an ongoing challenge, and one that requires regular attention from senior management and the efforts of a strong and well-led Ethics Office.

Not less than annually the full board of directors should review the adequacy of the Company’s ethics programs, including both formal standards and levels of adherence. The director of the Ethics Office should have a level of experience and skill comparable with the senior leadership of any division of the Company. As a general guideline, the senior ethics officer within the Company should ideally possess at least 15-20 years of legal experience, a portion of which should have included service in a regulatory or law enforcement agency of government.

10.04    The Company should commit to the highest standards of excellence in its ethics programs generally, and to the operation of a strong and effective Ethics Office within the management structure. The leadership of the Ethics Office should be someone with a very substantial level of legal experience, ideally including direct regulatory or law enforcement experience. The board should review all ethics programs thoroughly not less than annually, and should receive regular updates on the nature of issues that may arise.

Recommendation 10.05.    Diversity Issues.

One of the Company’s major legal and ethical obligations is to adhere to all legal standards relating to employment practices. Beyond legal obligations, however, the importance of diversity in the workplace and in the senior management of the Company is difficult to understate. While not thought of as a traditional concern of “corporate governance”, the issues relating to diversity are part of what should be considered “good governance”. A company cannot be thought to be well-governed if its internal practices for recruitment, training, promotion and opportunity do not meet the same standards of excellence and priority that are set for other areas of governance. Indeed, since diversity is an essential part of who is being governed, it should not be seen as something that can be overlooked when creating a structure of excellence in governance.

A specific review of the employment policies and practices of the Company in the diversity area is beyond the scope of this Report. However, as part of establishing a system of balance, respect and accountability within the Company, the subject of diversity policies is terribly important. Historically the Ebbers culture gave short shrift to respect for individuals, as it focused on the ability of Ebbers and his lieutenants to issue commands and to obtain immediate obedience. This was not a culture of respect for the individual and his or her role within the organization that a healthy company should reinforce at every opportunity. Senior management and the board should undertake a thorough and wide ranging review of the Company’s track record in the area of diversity issues, and should determine if changes should be made to establish similar standards of excellence in this area as part of the broad commitment to excellence in governance.

10.05    The Company should undertake a thorough and wide-ranging review of its diversity practices at the first opportunity to insure that the legacy of the Ebbers era is replaced by the finest standards of excellence in respect for all individuals. This review should consider the Company’s track record in diversity programs, including recruitment, training and advancement of women and minorities.

Annex A

Corporate Monitor

WorldCom, Inc.

December 16, 2002

Mr. Michael D. Capellas

WorldCom, Inc.

22001 Loudon County Parkway

Ashburn, VA. 20147

RE: Undertaking and Pledge

Dear Mr. Capellas:

By signing in the space provided below, you hereby represent and commit to me, as the Corporate Monitor of WorldCom, Inc., as an integral part of your obligations as CEO, as follows:

•	You have personally read the Orders and the Permanent Injunction, and you understand that it is your express personal responsibility to exercise your full authority to insure that the Company scrupulously complies with all the provisions of the Orders and the Permanent Injunction unless or until the Court modifies any such requirements.

•	Throughout your tenure as CEO you will make it your highest priority to see to it that the Company complies with all legal requirements applicable to the Company, and that the Company creates an environment of transparency and integrity in all that it does. As part of this commitment, you understand that the CEO is uniquely responsible for devoting serious and sustained efforts to develop systems, processes and personnel to prevent any violations of law or breach of ethical trust by the Company.

•	Throughout your tenure as CEO you will seek continuously to enforce the Company’s Code of Ethics and provide direct leadership in establishing the highest standards of ethics and integrity at all levels of the Company.

•	Throughout your tenure as CEO you will provide strong personal commitment to candor and absolute truthfulness in the Company’s operations and in its communications to the marketplace, including developing communications and disclosure policies that provide comprehensive information concerning the Company’s operations, its financial results, its record of compliance with law and its own ethical policies, in addition to all legally required disclosure. You commit to the goal of providing shareholders and the marketplace with a strong and effective disclosure program exceeding minimum legal requirements and that you will seek consistently high levels of transparency.

•	Throughout your tenure as CEO you will endeavor to implement reliable and effective internal controls capable of detecting meaningful failures to comply with requirements of law (including the Permanent Injunction) applicable to the Company or the Company’s internal ethical and governance requirements. You represent that you will support robust levels of capital investment in internal controls, including management information systems and internal audit resources that will be capable of insuring the accuracy and completeness of publicly reported financial information of the Company to the most reliable degree practicable.

•	Throughout your tenure as CEO you will cooperate with the board of directors and the Corporate Monitor in developing new corporate governance mechanisms that will seek to establish the highest and best practices of healthy corporate governance to advance the best interests of shareholders, creditors and the public at large. As part of this obligation you will work actively with the Corporate Monitor in developing the best possible recommendations to strengthen corporate governance and compliance processes as part of the Permanent Injunction.

•	Throughout your tenure as CEO you will use all reasonable efforts to insure that the Company’s board has a membership that represents shareholder interests (and stakeholder interests broadly prior to emergence from bankruptcy) and in addition to yourself is composed entirely of members who are fully independent of yourself and the Company, and who are individuals of extraordinary skill and accomplishment. You recognize that a strong board of directors and meaningful checks and balances against excessive power are important elements of healthy governance practices.

•	Throughout your tenure as CEO you will cooperate fully and without reservation with all SEC, law enforcement and other official inquiries and investigations into wrongful activities that may have taken place in the past, and you will provide assurance to customers and the public that the Company is fully committed to operating at the highest levels of integrity with personnel who are personally committed to the Company’s goals and values.

•	You understand that you will ultimately be judged on the degree to which the Company under your leadership achieves these goals, in addition to business and financial goals that may be set from time to time by the board of directors. You agree to use every effort to lead the Company in its growth and development in a manner that will achieve successful financial performance while adhering to the highest standards of ethics and compliance with law.

Very truly yours,

Richard C. Breeden

Corporate Monitor

Agreed and Accepted:

Michael D. Capellas

150